SALE OF SHARES AGREEMENT

made and entered into between

CENTURY RESORTS LIMITED
(Registration No. 50866)
(“Seller”)

and

TSOGO SUN GAMING (PROPRIETARY) LIMITED
(Registration No. 2002/006402/07)
(“Purchaser”)

and

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
(Registration No. 1996/010501/07)
(“the Company”)

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

1.1.1	“Accounting Date”	means the last day of the month in which the last in time of the Conditions Precedent to be fulfilled, is fulfilled
1.1.2	“Accounting Date NAV”	means the consolidated aggregate of the value of: • ordinary share capital (excluding minority shareholders equity); plus • share premium; plus • retained income; or

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less

• retained losses;

plus
• shareholders loans and/or claims;

less
• any corporate social investment obligation relating to CCAL still outstanding;

less
• any pre-payment on the Nedbank Limited loan balances;

less
• 60% of any pre-payment of the Winlen debt,

of the Group as at the Accounting Date

1.1.3	“Adjustment Amount”	means the amount of the Excess (as defined in clause 13.6) or the Shortfall (as defined in clause 13.6), as the case may be
1.1.4	“Affiliate”
means with reference to a person (whether legal or natural), any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first person

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1.1.5	“Agreement”	means the agreement set out in this document and the annexures (if any) hereto
1.1.6	“Audited Financial Statements”	means the consolidated audited annual financial statements of the Company as at 31 December 2008, as approved by the directors of the Company
1.1.7	“Auditors”	means the auditors of the Company
1.1.8	“Blue Bells”
means Blue Bells Country Club (Proprietary) Limited, registration number 2005/010491/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.9	“Blue Crane”
means Blue Crane Signature Golf Estate (Proprietary) Limited, registration number 2005/008777/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

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1.1.10	“Business Day”	means any day other than a Saturday, Sunday or statutory public holiday in the RSA
1.1.11	“CCAL”
means Century Casino Caledon (Proprietary) Limited, registration number 1996/010708/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.12	“Celebrations”
means Celebrations, Accommodation and Food Service Management (Proprietary) Limited, registration number 2005/028931/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.13	“Claims”
means all the claims of whatsoever nature which the Seller and its Affiliates (including CRI) have against the Company and the Subsidiaries as at the Closing Date, but excluding any claims of whatsoever nature between the Company and the Subsidiaries or claims between the Subsidiaries inter se

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1.1.14	“Closing Date”
means the Accounting Date or if the Accounting Date is not a Business Day, then the Business Day immediately following the Accounting Date, or such later or other date as may be agreed in writing between the Parties

1.1.15	“Closing Date Accounts”
means the consolidated audited financial statements of the Company for the period 1 January 2009 to the Accounting Date, which financial statements the Seller shall be required to deliver to the Purchaser in accordance with the provisions of clause 13

1.1.16	“CNEW”
means Century Casino Newcastle (Proprietary) Limited, registration number 1998/002723/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

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1.1.17	“CNEW Claims”	means all the claims of whatsoever nature which the Seller and its Affiliates may have against CNEW
1.1.18	“CNEW Shares”	means 60% of the entire issued share capital of CNEW
1.1.19	“Companies Act”	means the Companies Act, No. 61 of 1973, as amended
1.1.20	“Company”
means Century Casinos Africa (Proprietary) Limited, registration number 1996/010501/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.21	“Competition Act”	means the Competition Act, No. 89 of 1998, as amended
1.1.22	“Conditions Precedent”	means the conditions precedent referred to in clause 3

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1.1.23	“Contracts”
means all the agreements concluded by one or more Members on the one hand with one or more other Members, the Seller, its Affiliates or third parties on the other hand, including but not limited to the Management Agreements

1.1.24	“CRI”	means Century Resorts International Ltd., registration number 47798, a private company with limited liability duly registered and incorporated in accordance with the laws of Mauritius
1.1.25	“Data Site”	means the electronic website on which all the documents for inspection in relation to the business of the Group were posted for review
1.1.26	“December NAV”
means the consolidated aggregate of the value of:

• the ordinary share capital (excluding minority shareholders equity);

plus

• share premium;

plus
• retained income;  or

less
• retained losses;

plus
• shareholders’ loans and/or claims;

of the Group as at 31 December 2008

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1.1.27	“Disclosure Schedule”	means the schedule annexed hereto as Annexure “B”
1.1.28	“Due Diligence Investigation”	means the due diligence investigation undertaken by the Purchaser and/or its advisors in terms of clause 14.4
1.1.29	“Final Date”	means the sixtieth day after the Closing Date
1.1.30	“Fulfilment Date”	means the date for fulfilment of all of the Conditions Precedent, as set out in clause 3.7

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1.1.31	“Group”	means, for purposes of this Agreement: • the Company; • CCAL; • CNEW; • Celebrations; • Blue Crane; and • Blue Bells collectively
1.1.32	“Income Tax Act”	means the Income Tax Act, No. 58 of 1962, as amended
1.1.33	“Management Agreements”
means the management agreement between the Company and the Seller and any other management agreement  between any one or more Members on the one hand and the Seller or its Affiliates (excluding a Member) on the other hand, without exception

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1.1.34	“Material Adverse Event”
means an event or series of events which directly affects or may directly affect the assets, Properties, financial condition, results of operations or prospects of the Group (excluding a change in market conditions or the general trading environment, changes in interest rates, any actions undertaken or to be undertaken by ArcelorMittal South Africa Limited, or its subsidiaries or Affiliates, which are publicly announced before the Signature Date and any road improvement works undertaken in respect of the N2 road between Cape Town and Caledon in the Western Cape, but including any change in taxes, laws, destruction of premises) and which has or is likely to result in a reduction in the fair market value of the business of the Group as reflected in the Audited Financial Statements of R35 million or more and/or a  reduction  in  the  earnings   before  tax, depreciation and amortisation of the Group as reflected in the Audited Financial Statements of R5 million or more

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1.1.35	“Member”	means any one of the companies listed in clause 1.1.31
1.1.36	“MGMS”
means Monyaka Gaming Machine Supply (Proprietary) Limited, registration number 1996/007718/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.37	“Party”	means any one of the Purchaser, the Seller or the Company and “Parties” shall mean any combination of the former, as the context requires in each instance
1.1.38	“Primary Transaction”	means the transaction for the purchase and sale of the Sale Shares, the Claims and the Management Agreements as contemplated in this Agreement

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1.1.39	“Prime Rate”
means the publicly quoted annual prime rate of interest levied from time to time, nominal annual compounded monthly in arrears and expressed as a rate per annum, at which The Standard Bank of South Africa Limited lends on unsecured overdraft (a certificate from any manager of that bank, whose appointment or authority need not be proved, as to the prime rate at any time and the usual way in which it is calculated and compounded at such time shall, in the absence of clerical or manifest error, be final and binding on the Parties)

1.1.40	“Properties”	means all the immovable properties together with the improvements thereon beneficially owned by the Subsidiaries as more specifically detailed in Annexure “C” hereto
1.1.41	“Purchaser”
means Tsogo Sun Gaming (Proprietary) Limited, registration number 2002/006402/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA, or its nominee (which nominee shall be a wholly-owned subsidiary of the Purchaser’s holding company)

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1.1.42	“Purchase Price”	means the purchase price for the Sale Shares, the Claims and the Management Agreements, determined in accordance with the provisions of clause 6, read with clauses 13.6 and 18.2, where applicable
1.1.43	“Retention Amount”	means an amount of R17,3 million
1.1.44	“RSA”	means the Republic of South Africa
1.1.45	“Sale of CNEW Shares Agreement”	means the agreement, a draft of which is annexed hereto as Annexure “E”, pursuant to which, inter alia, the Purchaser may purchase from the Company the CNEW Shares and the CNEW Claims

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1.1.46	“Sale Shares”	means the entire issued share capital of each of the Company, Blue Crane and Blue Bells, representing 100% of the issued share capital of each of the Company, Blue Crane and Blue Bells, respectively
1.1.47	“SARS”	means the South African Revenue Service
1.1.48	“Secondary Transaction”	means the transaction described in the Sale of CNEW Shares Agreement
1.1.49	“Seller”	means Century Resorts Limited, registration number 50866, a company duly registered and incorporated with limited liability in accordance with the laws of Mauritius
1.1.50	“Signature Date”	means the date on which the Party which signs this Agreement last in time, so signs
1.1.51	“Subsidiaries”	means the companies referred to in clause 1.1.31, excluding the Company
1.1.52	“VAT Act”	means the Value-Added Tax Act, No. 89 of 1991, as amended

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1.1.53	“Winlen”
means Winlen Casino Operators (Proprietary) Limited, registration number 2000/029023/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.2	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

1.2.1
any reference to any act of Parliament or other statutory provision shall be deemed to mean a reference to such provision inclusive of any modification, extension, substitution or re-enactment thereof, in which event the relevant provisions of this Agreement affected by such modification, extension, substitution or re-enactment, shall be deemed to have been amended, mutatis mutandis;

1.2.2	the reference to the singular includes the plural and vice versa;

1.2.3	any reference to natural persons includes legal persons and vice versa and;

1.2.4	any reference to a gender includes the other genders.

1.3
The use of the word “including” followed by a specific example or examples shall not be construed or interpreted as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording and/or such specific example or examples.

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1.4	The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in the interpretation of this Agreement.

1.5
All appendices (if any), schedules or like documents attached to this Agreement shall form part, or be deemed to form part, of this Agreement, for all purposes mutatis mutandis as if incorporated into the body of this Agreement.

1.6	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the RSA.

1.7
In its interpretation, the contra proferentem rule of construction shall not apply (this Agreement being the product of negotiations amongst the Parties), nor shall this Agreement be construed in favour of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

2.	INTRODUCTION

The Seller intends to sell and the Purchaser intends to acquire the Sale Shares, the Claims and the Management Agreements in terms of the Primary Transaction as set out in this Agreement.

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3.	CONDITIONS PRECEDENT

3.1
This Agreement, save for the provisions of clause 1, this clause 3 and clauses 17, 18, 19, 20, 21, 22, 23, 24 and 25, which shall be of immediate force and effect and remain binding on the Parties, shall be subject to and conditional upon fulfilment of the following Conditions Precedent.

3.1.1
the written approval, on conditions acceptable to the Purchaser (and to the Seller, to the extent that any of such conditions shall affect the Seller), for the implementation of this Agreement shall have been obtained from:

3.1.1.1	the Western Cape Gambling and Racing Board;

3.1.1.2	the KwaZulu-Natal Gambling Board;

3.1.1.3	the South African Competition Commission or, if required, the South African Competition Tribunal in terms of the Competition Act;

3.1.2
the written approval (if required) on terms and conditions acceptable to the Purchaser and the Seller, for the implementation of this Agreement shall have been obtained in writing from the South African Reserve Bank, including approval for the issue of the guarantee in the form of Annexure “F” hereto, for the acquisition by the Purchaser of the Claims and the remittance from South Africa by the Purchaser of the proceeds of the Purchase Price received by the Purchaser in terms of this Agreement;  and

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3.1.3	the Purchaser not having notified the Seller in writing that a Material Adverse Event has occurred.

3.2
The Purchaser shall promptly and diligently take all such commercially reasonable steps, do all such things and sign all such documents and/or procure the taking of all such steps, doing of all such things and signing of all such documents to procure fulfilment of the Conditions Precedent referred to in clause 3.1.1 timeously.

3.3
The Seller shall promptly and diligently take all such commercially reasonable steps, do all such things and sign all such documents and/or procure the taking of all such steps, doing of all such things and signing of all such documents to procure fulfilment of the Condition Precedent referred to in clause 3.1.2 timeously.

3.4
The Seller shall promptly and diligently, on receipt of written request from the Purchaser and/or its advisors, co-operate with the Purchaser and/or its advisors and provide such reasonable assistance as may be necessary (including, but not limited to the completion of documents, providing of information and/or the signing of such documents and forms as may be required in respect of the fulfilment of the Conditions Precedent) to achieve timeous fulfilment of the Conditions Precedent.

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3.5	It is recorded that the Conditions Precedent are not capable of waiver by any of the Parties.

3.6
If any condition shall be imposed on either the Purchaser or the Seller pursuant to any approvals referred to in clause 3.1, the Party affected by the imposition of such condition shall be entitled to accept any or all of such conditions so imposed and in such event, the Condition Precedent in question shall be deemed to have been fulfilled;  provided that for the purposes of the approvals of the Gambling Boards referred to in 3.1.1.1 and 3.1.1.2, if such approvals are granted on the same terms and conditions as the existing approvals held by the Group, such terms and conditions shall be deemed to be acceptable to the Purchaser.

3.7	If:

3.7.1
the Conditions Precedent referred to in clauses 3.1.1 to 3.1.2 are not fulfilled within 180 days after the Signature Date (or by such later date as may be agreed to by the Parties in writing prior to or on the date stipulated for the fulfilment thereof);  or

3.7.2	the Condition Precedent referred to in clause 3.1.3 is not fulfilled by the second Business Day after the Conditions Precedent referred to in clauses 3.1.1 and 3.1.2 shall have been fulfilled,

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this Agreement shall lapse and no Party shall be liable for any claim so arising, save in the event of breach of clause 3.2 by the Purchaser or clause 3.4 by the Seller.

4.	PRIMARY TRANSACTION

The Seller hereby sells, cedes and assigns to the Purchaser, which hereby purchases and accepts cession and assignment of:

4.1	the Sale Shares and the Claims, free from all liens, charges and encumbrances other than in respect of the debt referred to in clauses 6.1.2.1 and 6.1.2.2; and

4.2	all and any Management Agreements,

with effect from the Closing Date.

5.	NAME

5.1	With effect from the Closing Date, but subject to the provisions of clauses 5.1.2 and 5.1.3, the Purchaser shall:

5.1.1
have no right to the name “Century Casinos” including any Century Casinos corporate get up and/or logo (which for this purpose shall be limited to the name “Century Casinos” used in conjunction with the “splash” emblem appearing on its corporate stationery as at the Signature Date) (“Intellectual Property”) and currently used by the Company or the Group;

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5.1.2
as soon as reasonably possible after the Closing Date make application to the Registrar of Companies in terms of the Companies Act to amend the name of the Company, CCAL and CNEW to a name which does not incorporate the word “Century” and shall deliver proof of such amendment to the Seller on or before the Final Date;  and

5.1.3
notwithstanding the provisions of clauses 5.1.1 and 5.1.2, have the right to use the Intellectual Property for a period of 24 months commencing from the Closing Date in the same manner used by the Seller and/or its Affiliates prior to the Closing Date and in the places where same occurs on fixtures, furniture and fittings for purposes of the conduct of the business by CCAL and/or CNEW in the ordinary course and shall cease the use of and/or procure the cessation of the use and the removal of same from such fixtures, furniture and fittings wherever those occur on the assets of the Group on or before the second anniversary of the Closing Date.

5.2	The Seller shall have no obligation of whatsoever nature to protect and/or take steps to maintain:

5.2.1
its right in and to the Intellectual Property whatsoever and the Purchaser shall have no claim against the Seller in the event of the Seller failing to do so or as a result of a third party infringing same;  and

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5.2.2	any other name, trade mark or logo used in the operation of the business conducted by CCAL and/or CNEW.

5.3
The Seller hereby acknowledges that the Purchaser and/or one or more of its Affiliates, as at the Signature Date, operates certain businesses under the name “Century City” and that the Seller and its Affiliates shall have no right to claim damages, expropriation and/or cessation of the use thereof by the Purchaser and/or any one or more of its Affiliates.

6.	THE PURCHASE PRICE

6.1	The Purchase Price payable by the Purchaser for the Management Agreements, the Sale Shares and the Claims is:

6.1.1	the sum of R460 million; less

6.1.2	an amount equal to the aggregate of:

6.1.2.1
the amount of the debt owing by the CCAL to Nedbank Limited (“Nedbank”) as at the Accounting Date, including all settlement costs and/or break fees in respect of CCAL (which amount at the Signature Date, is estimated to be R27 million);

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6.1.2.2
an amount equal to 60% of the amount of the debt owing by CNEW to Nedbank and/or Winlen as at the Accounting Date, including all settlement costs and/or break fees in respect of CNEW (which amount, at the Signature Date, is estimated to be R28 million);  and

6.1.2.3	an agreed amount of R47,7 million

resulting in an estimated Purchase Price of R357,3 million

6.2	The amount of the Purchase Price determined in terms of clause 6.1 shall be subject to adjustment in accordance with the provisions of clause 13.6 and, if applicable, clause 18.2.

6.3	The Purchase Price shall be attributed as follows:

6.3.1	an amount equal to the face value of the Claims, to the Claims as at the Accounting Date;

6.3.2	an amount equal to the value of the Management Agreements as agreed to in writing between the Parties prior to the Closing Date, and failing agreement, the value of same shall be deemed to be R1,00;

6.3.3	R1,00 for 100% of the issued share capital of Blue Crane;

6.3.4	R1,00 for 100% of the issued share capital of Blue Bells; and

6.3.5	the balance for the Sale Shares.

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6.4	The Seller warrants and undertakes in favour of the Purchaser that:

6.4.1	the amount of the debt referred to in clause 6.1.2.1 shall not exceed R27 million; and

6.4.2	the amount of 60% of the debt referred to in clause 6.1.2.2 shall not, at the Accounting Date, exceed R28 million.

7.	PAYMENT

7.1
Payment of an amount determined in terms of clause 6.1 less the Retention Amount, on account of the Purchase Price shall be made by the Purchaser  to the Seller in cash in South African Rand by electronic transfer on the Closing Date into an account nominated by the Seller in writing no later than 5 Business Days prior to the Closing Date, against compliance by the Seller with the provisions of clause 9.

7.2
In the event of late payment of any amount contemplated in this Agreement, the outstanding amount shall attract interest at the Prime Rate with effect from the due date to the date of actual payment, both days inclusive.  The Party making late payment shall be liable to pay the interest accrued on the amount due and owing.

7.3	To secure payment of the Purchase Price the Purchaser shall deliver to the Seller:

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7.3.1	on the Signature Date, a letter of guarantee from its holding company substantially on the terms and conditions contained in Annexure “F” hereto; and

7.3.2
no later than 90 days after the Signature Date, a letter from its bankers confirming that, as at the date of such letter, the Purchaser has available the funding necessary to settle at least the estimated Purchase Price of R357,3 million.

8.	NEDBANK LOAN AGREEMENT

8.1
The Seller undertakes to use its best endeavours to obtain the written consent of Nedbank to the implementation of this Agreement and the release of the securities it holds in respect of the loan agreements between Nedbank on the one hand and each of CCAL and CNEW on the other hand.

8.2	The Purchaser undertakes to provide its reasonable assistance to procure the consent of Nedbank and to secure the release of the securities which Nedbank holds as contemplated in clause 8.1.

9.	DELIVERY

At 10:00 on the Closing Date representatives of the Parties shall meet at the offices of the Purchaser located at Palazzo Towers East, Montecasino Boulevard, Fourways at which meeting the Seller shall, against payment of the amount referred to in clause 7.1 on account of the Purchase Price:

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9.1	deliver or procure delivery to the Purchaser the following:

9.1.1
the share certificates in respect of the Sale Shares together with share transfer forms relating thereto duly signed by the Seller as transferor, currently dated, and blank as to the transferee, subject to clause 8.1;

9.1.2	a certified true copy of resolutions passed by the directors of the Company:

9.1.2.1	approving the transfer of that portion of the Sale Shares comprising the issued shares in the share capital of the Company to the Purchaser;

9.1.2.2	appointing the nominees of the Purchaser as directors of the Company;

9.1.2.3	noting the cession in respect of the Claims to the Purchaser;

9.1.3	the written and signed resignations of all or such of the directors appointed by the Seller or any Member of the Company and all of the Subsidiaries;

9.1.4	a certified copy of resolutions passed by the directors of Blue Crane:

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9.1.4.1	approving the transfer of that portion of the Sale Shares comprising the issued shares in the share capital of Blue Crane to the Purchaser;

9.1.4.2	appointing the nominees of the Purchaser as directors to Blue Crane;

9.1.5	a certified copy of resolutions passed by the directors of Blue Bells:

9.1.5.1	approving the transfer of that portion of the Sale Shares comprising the issued shares in the share capital of Blue Bells to the Purchaser;

9.1.5.2	appointing the nominees of the Purchaser as directors to Blue Bells;

9.1.6	a written undertaking from the Auditors (and the auditors of each of the Subsidiaries) that they will resign after completion of the Closing Date Accounts, if so required by the Purchaser;

9.1.7
certified copies of resolutions passed by directors of each of the Subsidiaries (excluding Blue Crane and Blue Bells) appointing the nominees of the Purchaser as directors of the relevant Subsidiary, as the Purchaser may direct;

9.1.8	a copy of the resolution passed by each of the Seller or the relevant Affiliates approving the cession agreement referred to in clause 11;

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9.1.9
a written cession and assignment by each of the Seller’s Affiliates in favour of the Purchaser of all of such Affiliate’s claims of whatsoever nature (if any) against the Company and the Subsidiaries and its rights and obligations (if any) under the Management Agreements (or any of them);  and

9.2
place the Purchaser in possession and/or control of all the books, licences, registers, records, title deeds, leases, plans and other documents of whatsoever nature of the Company and of each of the Subsidiaries at the places where these are kept (provided that same shall be an address in the RSA).

10.	COMPETITION APPROVAL

The Purchaser shall instruct Webber Wentzel to prepare and file the requisite merger notice in terms of the Competition Act with the South African Competition Authorities as soon as practicable after the Signature Date and simultaneously therewith seek the approval of the aforesaid authorities for the implementation of the Sale of CNEW Shares Agreement in the circumstances that only that agreement takes effect or takes effect prior to the implementation of this Agreement.

11.	CESSION

The Seller shall cede or shall procure that each of its Affiliates which has entered into a Management Agreement with one or more of the Members in the Group, shall cede all its rights, title and interest in and delegate all its obligations under the Management Agreement to MGMS, as nominee of the Purchaser, who shall accept the cession of such rights and assume the obligations thereunder.  The provision of this clause 11 shall constitute a stipulatio alteri in favour of MGMS capable of acceptance by it at any time after the Closing Date.  Neither the Seller nor the Affiliates shall be entitled to (and the Seller shall procure that the Affiliates will not) revoke its obligations hereunder prior to first having notified MGMS in writing of its intention to do so, which notification may not be given prior to the Final Date.

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12.	RISK

All risk attaching to and benefit flowing from ownership of the Sale Shares and the Claims and in terms of the Management Agreements shall pass from the Seller to the Purchaser as from the Closing Date.

13.	CLOSING DATE ACCOUNTS AND NAV ADJUSTMENT

13.1
The Seller undertakes that, for the purposes of determining the adjustments to the amounts in respect of the Purchase Price as contemplated in clause 6.2 the Company shall procure the preparation and audit of the Closing Date Accounts on the basis set out in clause 13.2.

13.2	The Closing Date Accounts shall:

13.2.1
fairly present, in conformity with generally accepted accounting practice, the state of the Company’s and the Subsidiary’s affairs as at the Closing Date and its and their profit or loss (as the case may be), all in accordance with past practice and, in particular, on the same basis as applied for purposes of the preparation of the Audited Financial Statements and furthermore in accordance with the requirements of the Companies Act;

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13.2.2	properly and fully account for any distribution and/or payment to shareholders of the Company and/or its Affiliates;

13.2.3	be duly audited and reported upon by the Auditors;

13.2.4	be unqualified by the Auditors; and

13.2.5	delivered to the Purchaser for consideration and comment with regard to the calculation of the Accounting Date NAV by the Final Date.

13.3
Pursuant to the completion of the Closing Date Accounts, the Seller shall deliver same to the Purchaser for consideration and comment with regard to the calculation of the Accounting Date NAV.  If the Purchaser wishes to object to same it shall notify the Seller in writing (“Objection Notice”) of its objection detailing the nature and its grounds for objection within 14 days of the date of receipt.  If the Purchaser has not notified the Seller of such objection within the period set out herein for objection, then the Purchaser shall be deemed to have accepted same to be true and correct in which event the Closing Date Accounts shall be final and binding on all the Parties.

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13.4
If the Purchaser has delivered an Objection Notice, the Parties shall meet to attempt to reach agreement in respect of the objections raised by the Purchaser within a period of 21 Business Days after delivery of the Objection Notice.

13.5
If the Parties fail to reach agreement in respect of the issues which are the subject of the Objection Notice, within the aforesaid 21 Business Day period, the matter shall be referred to PriceWaterhouseCoopers (“PWC”) for settlement, who shall act as experts and not as arbitrators and whose determination shall be binding on the Parties, save in the event of manifest error.  PWC shall be required to make its determination within 21 Business Days of the date that the dispute will have been referred to it.  The cost of PWC shall be borne and paid by the Party against whom PWC has found, save if otherwise determined by PWC.

13.6
If the Accounting Date NAV as reflected in the Closing Date Accounts exceeds the December NAV as reflected in the Audited Financial Statements (“Excess”) then the Purchaser shall pay the Seller an amount equal to such Excess up to a maximum of R10 million (if the Secondary Transaction shall not have been implemented) or up to a maximum of R7,5 million (if the Secondary Transaction shall have been implemented).  If the Accounting Date NAV as reflected in the Closing Date Accounts is less than the December NAV as reflected in the Audited Financial Statements (“Shortfall”) then the Seller shall pay the Purchaser an amount equal to the Shortfall.

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13.7	The intention of the Parties for the purposes of giving effect to the provisions of clause 13.6, is set out in Annexure “G” hereto.

13.8
Payment of the Adjustment Amount in terms of clause 13.6 shall be made by the relevant Party in cash in South African Rand by electronic transfer into an account to be nominated by the relevant Party no later than 5 days prior to the date when same falls due for payment, which date shall be a date no later than 10 Business Days after such Adjustment Amount shall have been finally determined.

13.9	The Purchaser shall pay to the Seller the Retention Amount on the date on which payment of the Adjustment Amount is made in terms of clause 13.8.

14.	WARRANTIES, UNDERTAKINGS AND REPRESENTATIONS OF THE SELLER

14.1	The Seller gives to and makes to the Purchaser the warranties, undertakings and representations (collectively the “Warranties”) set out in Annexure “A” hereto on the basis that:

14.1.1	the Seller acknowledges that this Agreement has been entered into by the Purchaser relying on such Warranties;

14.1.2	the Warranties shall be deemed to be representations and undertakings by the Seller in favour of the Purchaser;

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14.1.3	unless the contrary is proved, each Warranty shall be deemed to be a representation of fact which has induced the Purchaser to enter into this Agreement;

14.1.4	each Warranty shall be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other Warranty;

14.1.5
save where the context clearly indicates the contrary, all Warranties given by the Seller to the Purchaser set out in Annexure “A” hereto shall be warranted as at the Signature Date and the Closing Date;  and

14.1.6	the Warranties shall be qualified to the extent of any disclosure made against them in the Disclosure Schedule.

14.2	Notwithstanding any provisions of this Agreement to the contrary:

14.2.1
the maximum aggregate amount which the Purchaser shall be entitled to recover from the Seller arising from or pursuant to a breach of the Warranties shall be limited to the Purchase Price plus interest thereon at the Prime Rate minus 2%;  and

14.2.2
any claim made upon the Seller in respect of any breach of the Warranties shall be wholly barred and unenforceable, unless the Purchaser shall have delivered to the Seller written notice detailing the basis of such claim prior to the expiry of a period of 36 months commencing on the day immediately following the Closing Date.

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14.3
In the event of a breach of one or more Warranty, whether prior to or after the Closing Date, the Purchaser shall, if it wishes to enforce its rights hereunder, give the Seller 30 days written notice to remedy such breach.  If the Seller fails to comply with such notice, the Purchaser shall:

14.3.1	if this Agreement has not taken effect, only be entitled to cancel this Agreement and claim damages from the Seller; and

14.3.2	if this Agreement has taken effect, be entitled to claim immediate payment from and/or performance by the Seller without prejudice to the Purchaser’s right to claim damages.

The aforegoing is without prejudice of such other rights the Purchaser may have at law.

14.4
It is recorded that the Seller has permitted and afforded the Purchaser the opportunity to conduct a detailed commercial, financial and legal Due Diligence Investigation into the affairs of the Group in order to enable the Purchaser to satisfy itself relating to the affairs of the Group.  The fact that the Purchaser has been permitted to conduct such inquiries shall not relieve the Seller of any of the Seller’s obligations in terms of this Agreement, including but not limited to the Seller’s obligations in terms of clause 14.1, such Due Diligence Investigation having been carried out by the Purchaser entirely without prejudice to all or any of the Purchaser’s rights in terms of this Agreement or otherwise in law.

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14.5	The Seller shall, on or before the Signature Date, provide the Purchaser, with a DVD Rom containing all documents made available on the Data Site as at the Signature Date.

14.6
Notwithstanding anything to the contrary contained in this Agreement, it is specifically recorded and agreed that the Seller shall not be liable and accepts no liability for special damages, indirect and/or consequential loss, including loss of profit, howsoever arising.

15.	INDEMNITY

15.1
The Purchaser shall use its reasonable commercial endeavours to procure the release of the Seller from the suretyships or guarantees listed in Annexure “D” (“Securities”) entered into or signed on behalf of the Group on or before the Final Date.  If the Seller is not released of its obligations under any one or more of the Securities or any claims arise in respect of such Securities the cause of which arose after the Closing Date, then the Purchaser shall indemnify and hold the Seller harmless against any such claims or damages arising therefrom.

15.2	The Seller hereby indemnifies and holds the Purchaser harmless from any and all claims, costs, expense and/or damages which may arise in respect of:

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15.2.1	the Securities, the cause of which arose prior to the Closing Date;

15.2.2	the deregistration of:

15.2.2.1	Rhino Resorts Limited (registration number 2000/017004/06);

15.2.2.2	Velvetsky Eleven (Proprietary) Limited (registration number 1998/019512/07);

15.2.2.3	Boyne Marketing (Proprietary) Limited (registration number 2000/004195/07);

15.2.2.4	Century Casino West Rand (Proprietary) Limited (registration number 1997/019274/07);

15.2.2.5	Newcastle Hotel and Property Development (Proprietary) Limited (registration number 2001/000346/07,

and/or any claims arising against any one or more of the above entities or its holding company whether in respect of such deregistration or any act or omission of such entity prior to such deregistration and undertakes if and when any such claim arises to forthwith take all such steps, do all such things and sign all such documents and/or procure the taking of all such steps, doing of all such things and signing of all such documents as may reasonably be required to settle such claim and/or address same as may be required in terms of the current laws pertaining to such deregistration;  and

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15.2.3
the development and/or failure to develop the petroleum filling station to be erected by Marcelle Props 425 CC, its predecessors and/or  its successors-in-title on Erf 3894 (previously known as Erf 812 and Erf 1 Caledon) or any other property adjacent to the properties on which CCAL is located and the failure to have commenced and/or completed same within the prescribed period.

15.3
The Seller shall procure that all documents required in respect of the deregistration of each of the entities referred to in clause 15.2.2 will have been lodged with the Registrar of Companies no later than 90 days after the Signature Date and shall pursue completion of the deregistration process with due diligence.

15.4
If, after implementation of this Agreement, the Purchaser becomes aware of any requirement or notice in respect of the deregistration of the entities referred to in clause 15.2.2, it shall notify the Seller of same as soon as reasonably possible whereafter the Seller shall be obliged to take the appropriate steps (if any required) to satisfy the requirement and/or to give effect to such notice.

15.5
The Seller shall be obliged to notify the Purchaser as soon as reasonably possible, of all such steps and/or acts taken by it to procure completion of such deregistration and/or settlement and/or defence of any claim arising in respect of the deregistration of the entities referred to in clause 15.2.2.

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16.	BROKERAGE

The Seller and the Purchaser hereby respectively warrant and declare to the other that neither was introduced to the other relating to the sale of the Sale Shares and the Claims contemplated herein by any third party and consequently no brokerage is payable to any third party in relation to the sale recorded in this Agreement.

17.	INTERIM PERIOD

From the Signature Date to the Closing Date:

17.1	the Seller shall procure that each Member shall:

17.1.1
continue to conduct its business in the ordinary course;  provided that the Seller shall, nevertheless, be entitled to extract profits available for distribution during such period, subject to the limitations contained in Annexure “G” hereto;

17.1.2	not repurchase shares in its share capital;

17.1.3	not increase the salaries or wages paid or payable to the employees (including management and the directors) save in the ordinary course of business and in accordance with past practice;

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17.1.4	not:

17.1.4.1	incur any debt or increase its liability in respect of loan funding whether to a third party or in respect of the Seller and/or its Affiliates or enter into any operating or financial lease; and/or

17.1.4.2
undertake and/or incur any capital expenditure (excluding the amount of up to R6,5 million committed in respect of the golf course development by Blue Crane) of any kind howsoever arising and of whatsoever nature, having a value or a commitment, individually or collectively, of more than R5 million (if the Secondary Transaction is not implemented) or more than R2 million (if the Secondary Transaction is implemented), without first having consulted the Purchaser in respect of same and the Purchaser having approved the amount of such capital expenditure in writing;  and

17.2	the Purchaser shall be entitled to:

17.2.1	receive (and the Seller shall procure that the Purchaser shall receive) a copy of the monthly management accounts of the Company within 3 days after they shall have been prepared; and

17.2.2
have access to (and the Seller shall procure that the Purchaser shall have access to) any of Messrs Hoetzinger, Haitzmann and Terler and Mr Paul Campbell (provided that in the case of Mr Paul Campbell  the Purchaser shall have notified any of Messrs Hoetzinger, Haitzmann or Terler of its intention to contact Mr Paul Campbell), with a view to discussing and obtaining such information regarding the business and affairs of the Group as the Purchaser may reasonably require.

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18.	SECONDARY TRANSACTION

18.1
Should all the Conditions Precedent referred to in clauses 3.1.1 and 3.1.2 have been fulfilled (other than the Condition Precedent referred to in clause 3.1.1.1) and this Agreement shall not have lapsed in terms of clause 3.7:

18.1.1
the Seller shall be entitled, by written notice to the Purchaser to be given by not later than the Fulfilment Date, to require that the Secondary Transaction be implemented in accordance with the provisions of the Sale of CNEW Shares Agreement;  and

18.1.2
if the Seller shall have failed to exercise its right in terms of clause 18.1.1, the Purchaser shall have the right by written notice to the Seller to be given by not later than the Fulfilment Date, to require that the Secondary Transaction be implemented in accordance with the provisions of the Sale of CNEW Shares Agreement.

18.2	If either the Seller or the Purchaser has exercised the right accorded to each of them in terms of clauses 18.1.1 or 18.1.2, then:

18.2.1
 the Purchase Price referred to in clause 6.1 shall be adjusted downwards by an amount equal to the purchase price payable and paid by the Purchaser to the Seller in terms of the Secondary Transaction;  and

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18.2.2
all amounts received by the Company in respect of the Purchase Price will be applied in repayment of the Claims to the extent of such Claims and to the extent that any balance of such proceeds remains, such balance shall be distributed by the Company by way of dividend or other means on the basis that such dividend or other distribution shall not negatively impact on the Company.  The Seller accordingly, indemnifies and holds the Purchaser harmless from and against any loss which the Company may suffer or any diminution in value of the Company as a result of such dividend or other distribution.

18.3
The terms of this Agreement shall, if the Sale of CNEW Shares Agreement has been implemented pursuant to the provisions of this clause 18, be deemed to have been amended to exclude all references to CNEW of whatsoever nature.  Save for the amendment referred to in this clause 18.3, the provisions of this Agreement as amended shall be and continue to be of full force and effect.

18.4
The Seller hereby indemnifies and holds the Purchaser and the Company harmless from and against all and any loss, claims and damages of whatsoever nature (including, without limitation, any income tax, capital gains tax, secondary tax on companies or other imposts or duty which may become payable by the Company) which any of them may suffer or incur arising out of the implementation of the Secondary Transaction and in particular out of the distribution by the Company of any of the proceeds received by the Company in respect of the Secondary Transaction.

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19.	BREACH

Save as otherwise specifically provided herein, should a Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then any other Party ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 30 days written notice to remedy the breach.  If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages.  The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law;  provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 14 days after such amount has been finally determined.

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20.	ANNOUNCEMENTS

The Parties shall be entitled to make such announcements as are required by law or due to regulatory requirements including public statements about the transaction contemplated herein, provided that no such announcements concerning this transaction or Agreement wherein reference is made to the other of them shall be made, unless prior to making such announcement the consent of the other Party in respect of such announcement has been obtained in writing, which consent shall not unreasonably be withheld or delayed.

21.	CO-OPERATION

21.1
Each of the Parties undertake to pass, and to procure the passing of all such resolutions to give effect to the provisions of this Agreement, or any contract concluded pursuant to the provisions of this Agreement and to provide the other Party with a copy of such resolution on the Signature Date.

21.2
The Parties shall co-operate to procure the implementation of the provisions of this Agreement in the most tax efficient manner, it being specifically acknowledged by each of them that an advantage accruing to one may be detrimental to the other.  If the Parties cannot reach agreement on such matter, the provisions set out in this Agreement shall prevail.

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22.	NOTICES AND DOMICILIA

22.1
The Parties choose as their domicilium citandi et executandi their addresses set out in this clause 22 for all processes arising out of or in connection with this Agreement at which addresses all the processes and notices arising out of or in connection with this Agreement, the breach or termination thereof may validly be served upon or delivered to the Parties.

22.2	For the purposes of this Agreement the Parties’ respective addresses shall be:

22.2.1	Seller: c/o Abacus Management Solutions Ltd

Level 6, One Cathedral Square
Jules Koenig Street
Port Louis, Republic of Mauritius
Facsimile No. 11 230 208 7949
with a copy to:

•	Facsimile No 43 1 533 6363
•	e-mail: eh@cnty.com and ph@cnty.com; and
•	Century Casinos Europe GmbH
Untere Viaduktgasse 2, 3rd Floor
A-1030 Vienna,
Austria, Europe

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22.2.2	Purchaser: Palazzo Towers East

Montecasino Boulevard

Fourways
Facsimile No. +27 11 510-7249
Attention:  Company Secretary

22.2.3	Company: c/o Century Casinos Africa (Proprietary) Limited

1 Nerina Avenue
Caledon
Facsimile No.27 28 212 2773

or such other address not being a post office box or poste restante, of which the Party concerned may notify the others in writing.

22.3	Any notice given in terms of this Agreement shall be in writing and shall, unless the contrary is proved:

22.3.1
if delivered by hand be deemed to have been duly received by the addressee on the date of delivery, provided same is a Business Day, failing which the first Business Day following the day of such delivery;

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22.3.2	if delivered by courier service be deemed to have been received by the addressee on the first Business Day following the date of such delivery;

22.3.3	if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day following dispatch thereof.

22.4
Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the Parties from another including by way of facsimile transmission or e-mail shall be adequate written notice or communication to such Party.

23.	MISCELLANEOUS

23.1	The Parties shall at all times show the utmost good faith to each other in the implementation of the terms and conditions of this Agreement.

23.2
No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing and signed by all the Parties to this Agreement or their duly authorised representatives.

23.3	This document constitutes the sole record of the agreement amongst the Parties in regard to the subject matter thereof.

23.4	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

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23.5
No indulgence, leniency or extension of time which any Party may grant or show to any other Party, shall in any way prejudice such Party or preclude such Party from exercising any of that Party’s rights in the future.

23.6
The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

24.	ARBITRATION

24.1	Save as otherwise specifically provided in this Agreement, any dispute between the Parties in regard to:

24.1.1	the interpretation of;

24.1.2	the effect of;

24.1.3	the Parties' respective rights and obligations under;

24.1.4	a breach of;

24.1.5	any matter arising out of;

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this Agreement shall be decided by arbitration in the manner set out in this clause.

24.2	The said arbitration shall be held subject to the provisions of this clause:

24.2.1	at Sandton;

24.2.2	informally;

24.2.3	otherwise in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

it being the intention that if possible it shall be held and concluded within 21 Business Days after it has been demanded.

24.3	The arbitrator shall be if the question in issue is:

24.3.1	primarily an accounting matter an independent chartered accountant with no less than 10 years standing agreed upon between the Parties;

24.3.2	primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon between the Parties;

24.3.3	any other matter an independent person agreed upon between the Parties.

24.4
If the Parties cannot agree upon a particular arbitrator in terms of 24.3 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 24.3.1, 24.3.2, 24.3.3, as the case may be, shall be made by the President of the Law Society of the Northern Provinces within 7 days after the Parties have so failed to agree.

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24.5	The Parties irrevocably agree that the decision in these arbitration proceedings:

24.5.1	shall be binding on them,

24.5.2	shall be carried into effect,

24.5.3	may be made an order of any Court of competent jurisdiction.

24.6	Nothing contained in this Agreement shall prevent or prohibit any Party from applying to the appropriate court for interim or urgent relief.

24.7	The provisions of this clause 24 shall survive the termination of this Agreement.

25.	COSTS AND FEES

25.1	Each Party shall bear and pay the costs incurred by it in respect of the negotiation, settlement and drafting of this Agreement.

25.2
Subject to the provisions of clause 25.3, all costs incurred in respect of obtaining fulfilment of the Conditions Precedent, including the filing fees payable to the South African Competition Authorities shall be borne and paid by the Purchaser.

25.3
Any independent advice and all costs other than the relevant filing fee referred to in clause 25.2 incurred by any Party in connection with the fulfilment of the Conditions Precedent, shall be borne and paid by the Party so incurring such costs.

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25.4	The cost of preparing the Audited Financial Statements and the Closing Date Accounts shall be borne and paid by the Company as a pre Closing Date expense.

25.5	The Purchaser shall be liable to pay the securities transfer tax in respect of the transfer of the Sale Shares in accordance with the provisions of the Securities Transfer Tax Act, No. 25 of 2007.

DATED AT JOHANNESBURG  ON THIS THE 19TH DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: CENTURY RESORTS LIMITED
1. /s/ Mervyn Taback	/s/ Erwin Haitzmann /s/ Peter Hoetzinger
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Erwin Haitzmann and Peter Hoetzinger
Capacity of Signatory:	Directors

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DATED AT JOHANNESBURG  ON THIS THE 19TH DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: TSOGO SUN GAMING (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback	/s/ Nikolaus Marcel von Aulock
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Nikolaus Marcel von Aulock
Capacity of Signatory:	Director

DATED AT JOHANNESBURG  ON THIS THE 19TH DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback	/s/ Andreas Terler
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Andreas Terler
Capacity of Signatory:	Director

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ANNEXURE “A”

SCHEDULE OF WARRANTIES AND UNDERTAKINGS

CONSTITUTION AND SHARE CAPITAL STRUCTURE OF EACH MEMBER WITHIN THE GROUP

The Seller gives the following Warranties on the basis set out in clause 14 of the Agreement.

The terms used herein shall have the meanings ascribed to them in the Agreement to which this annexure is annexed as Annexure “A”, save where otherwise appears from the context.

1.	Each of the Members shall be incorporated as a private company with limited liability according to the laws of the RSA.

2.
No steps shall have been taken or be pending for the deregistration of the Member, whether under Section 73 of the Companies Act or otherwise howsoever, and no steps shall have been taken or be pending to wind up the Member or place the Member under judicial management (whether such winding up or judicial management is final or provisional).

3.	All of the issued shares in the capital of the Member shall be of one class and rank pari passu with each other, save in the case of CCAL, in respect of which preference shares are in issue.

4.	The Member shall not be obliged to increase or to reduce its authorised or issued share capital or to vary any of the rights attaching to the issued shares.

5.
The Seller shall be entitled and able to give to the Purchaser free and unencumbered title to the Sale Shares and the Claims.  The Company holds free and unencumbered title to 60% of the ordinary shares in CNEW and 100% of the shares in CCAL, which shares are pledged to Nedbank Limited as reflected in Annexure “D”.

6.
No person shall have any right (including, inter alia, any option, pre-emptive right or right of first refusal) to acquire any of the Sale Shares or the Claims or the shares or claims of any of the Subsidiaries, other than the pre-emptive right in favour of Winlen.

7.
No person shall have any right to obtain an order for the rectification of the register of members of the Member, and the register of members of the Member shall contain a true and accurate record of the members of the Company from time to time.

8.	No resolution shall have been passed, nor shall the Member be obliged, to alter the memorandum of association or articles of association, or to create or to issue any debentures.

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9.
Save as provided for in the bonus scheme (a soft copy of which has been made available to the Purchaser) and payment of an amount not exceeding R150 000 for one of the directors on completion of the Primary Transaction contemplated in this Agreement, no person shall be entitled to participate in, or to a commission on, the profits or dividends of the Member other than as a shareholder in respect of dividends.

10.	No shares in the issued share capital of the Member shall be bonus or capitalisation shares.

BUSINESS OF THE GROUP

11.
No Member shall have done or omitted to have done any act or thing which might in any way be materially prejudicial to the goodwill of the business of or the right of that Member to hold the licenses (including, but not limited to the liquor licences and the gambling licences) for the conduct of the business of that Member.

12.	No Member shall be a party to any dispute with any employee or former employee in terms of the Labour Relations Act, No. 66 of 1995 or otherwise.

13.
To the best of the Seller’s knowledge and belief, the trading methods or styles of each Member, including the trade marks, names or other intellectual property of the relevant Member used by that Member (including, for the avoidance of doubt, the Century Logo) shall not constitute an infringement of the rights of any third party.

14.
To the best of the Seller’s knowledge and belief, no person shall be entitled to any order requiring any Member to cease the use of any of the trade marks, names or other intellectual property of that Member, save in respect of the trade marks, names or logos relating to the Seller which are specifically regulated in terms of the provisions of the Agreement.

15.
The policies of insurance which the Group has in force and will be in force have been disclosed to the Purchaser.  All premiums due in respect of such insurance shall have been paid and each Member  shall have complied with all the conditions to which the liability of the insurers under such policies of insurance will be subject.

16.
No Member shall be bound by any Contracts and/or other agreements or commitments not made available during the Due Diligence Investigation.  The only Contracts in force between the Member and third parties (including the Seller, its Affiliates and other Members of the Group) are those made available on the Data Site for purposes of the Due Diligence Investigation and no amendments have been made to the Contracts since the Signature Date.

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17.
No Member shall have given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on the relevant Member’s behalf (other than the authority of the Member’s employees to enter into routine trading contracts in the ordinary course of their duties and the relevant Member’s business).

18.
No Member shall have given nor shall any such company be a party to any suretyships, guarantees, indemnities or similar documents in respect of any liabilities of any other person, and shall not be liable whether as guarantor, indemnifier, surety, co-principal debtor or otherwise howsoever for any liabilities of any other person.  The only suretyship, guarantee and security arrangement in respect of each Member are those listed in Annexure “D” hereto.

19.
All necessary consents, licenses (including, but not limited to liquor licences and the licence to operate a casino), permits and other authorities required for the conduct of the business carried on by each Member in the places and in the manner in which such business is carried on at the Signature Date shall have been obtained and be valid and in full force as at the Signature Date and the Closing Date, and the Seller knows of no reason or circumstance why any of them should be suspended, cancelled or revoked.

20.	Save for the Claims, no Member shall be indebted to the Seller, any of its Affiliates or any other shareholder of that Member for monies lent and advanced or from any other cause.

21.	To the best of the knowledge and belief of the Seller, all activities of each Member shall have at all times been conducted in compliance with all applicable material laws and regulations.

LITIGATION

22.
No Member shall be a party to any litigation, tax objection or appeal, arbitration proceedings, labour or industrial relations disputes, criminal proceedings, any hearing and/or investigation with any licensing authority and nor are any such proceedings or disputes threatened against or likely to be instituted by or against any Member, and the Seller is not aware of anything which might indicate the possibility of any such proceedings or disputes being instituted or arising.

TAXATION

23.
No queries shall have been addressed to any Member or any of that Member’s representatives by any tax official nor shall any tax objections have been lodged by that Member which have not been fully disposed of, it being specifically recorded that all taxes (including, but not limited to, normal tax as provided for in the Income Tax Act, value-added tax as provided for in the VAT Act, securities transfer tax or any and all other taxes, duties, imposts, penalties and interest) due and payable have been or will have been paid in full as at the Closing Date.

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24.
Save in respect of certain late filings (the consequences which have been remedied or will be remedied prior to the Closing Date), each Member shall have properly and punctually submitted all returns and provided all information required for tax purposes and none of such returns shall have been disputed by SARS or any other authority except claims made by SARS as more fully detailed in the form entitled “Status of Income Tax, Employees Tax and Value-Added Tax Objections”.

IMMOVABLE PROPERTY

25.
Each Member is the registered and sole beneficial owner of the Properties and the improvements located thereon as reflected in Annexure “C” and no one of them beneficially owns, has an interest in or an obligation towards any other person, whether directly or indirectly, in relation to immovable property.

26.
CCAL has not committed and is not liable in any way to develop the petroleum filling station to be erected by Marcelle Props 425 CC or its predecessors and/or successors-in-title, the Blue Crane Golf Estate or housing development on that estate.  Neither Blue Crane nor Blue Bells has committed or is liable to undertake the development of the Blue Crane Golf Estate or housing development respectively, and that no further expenditure (save for up to R6,5 million to be incurred by or on behalf of Blue Crane) will have to be incurred by any one of them and same shall apply to their respective successors-in-title.  Failure or delay to develop the filling station, golf course or housing development shall not have any impact on any authority (including the gaming licence) of CCAL to conduct its casino business.

27.	Neither CNEW nor any Member has any obligation of whatsoever nature and howsoever arising in respect of:

27.1	the development by Blue Waves Properties 125 (Proprietary) Limited (“Blue Waves”) or any other entity or person of a retail complex;

27.2	the sale of any immovable property;

27.3	the development of or assistance with the development of any commercial property in the vicinity of the casino business it operates; and/or

27.4
save for the Century Logo which Blue Waves is permitted to use, the use of any logos, trade marks and/or names beneficially owned, whether directly or indirectly, by the Seller and/or its Affiliates and specifically that there is no obligation on the Purchaser or CNEW to  procure that Blue Waves or any other person ceases the use of such logo, trade marks and/or names in respect of the development of the shopping complex and retail facilities.

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28.	Except for the mortgage bonds registered over the Properties as set out in Annexure “C”, none of the land or other assets of any Member shall be subject to:

28.1	any mortgage, debenture or notarial bond; or

28.2	any right of retention, pledge, lien, cession in security or other encumbrance; or

28.3
any lease, instalment sale or credit or hire purchase agreement (save for those contained on the Data Site, which for the avoidance of doubt shall include the arrangements with the preference shareholders of CCAL in respect of the Da Vinci Restaurant and the amusement centre);  or

28.4	in the case of the Properties, any expropriation.

29.
Save for the options granted to Marcelle Props 425 CC in respect a portion of Erf 2862, Caledon, no Member shall have granted to any person any option to purchase, or any right of pre-emption over any of that Member’s Properties, other assets or any of the other Members.

30.
No Member shall be under any obligation to acquire or purchase any fixed assets, or under any obligation requiring the expenditure of any material capital sum, except in respect of Blue Crane, whose liability in this regard is limited to R6,5 million.

31.
No contributions to any pension or provident fund shall as at the Closing Date be owing or payable by any Member on behalf of any employees (including management and the directors) (collectively the “Staff”) other than amounts due for the current or immediately preceding month.

32.	The Closing Date Accounts shall:

32.1	be prepared in accordance with South African statements of generally accepted accounting practice;

32.2	be prepared on the basis of accounting policies consistent with prior years;

32.3	comply with the provisions of the Companies Act and all other applicable laws;

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32.4	be approved by the directors of the Member, being the directors of the relevant Member at the relevant time prior to the Closing Date;

32.5	be audited by the auditors of the Company whose report and opinion thereon shall be unqualified; and

32.6	be prepared on the same basis as the Audited Financial Statements.

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ANNEXURE “C”

PROPERTIES

CENTURY CASINOS CALEDON (PROPRIETARY) LIMITED

At Signature Date, the Seller is in the process of consolidating the following properties:

•	Erf 2857, Caledon;

•	Erf 2843, Caledon;

•	Erf 2842, Caledon;

•	Erf 2844, Caledon;

•	Erf 2861, Caledon;

•	Erf 2858, Caledon;

•	Erf 2859, Caledon; and

•	Erf 2860, Caledon.

After such consolidation, the consolidated property will be Erf 2862, Caledon, measuring in extent 229,2115 hectares;

After consolidation the Seller will sub-divide Erf 2862, Caledon into the following properties:

•	Erf 3894, Caledon – 1,2187 hectares; being the site of the planned Caledon filling station, bordering on the Caledon casino, hotel and spa complex. Land has been sold to a developer;

•	Erf 4043, Caledon - 7,0673 hectares; being a national road. Land in process of being transferred to SANRAL;

•	Erf 4032, Caledon - 32,2640 hectares; currently not developed, North of N2;

•	Erf 4031, Caledon - 160,1531 hectares; Golf land and

•
 Remaining Extent of Erf 2862, Caledon, – 28,5084 hectares: Being the site of the Caledon casino, hotel and spa complex owned and operated by the Seller. The developer, who bought Erf 3894, has an option to buy a 6,5 hectares portion of the Remaining Extent of Erf 2862, Caledon.

CENTURY CASINO NEWCASTLE (PROPRIETARY) LIMITED

The Seller has subdivided property as follows:

•	Portion 1 of Erf 15450, Newcastle – in extent 14,003 hectares; land has been sold to a developer in order to develop a shopping mall

•	The Remainder of Erf 15450, Newcastle - in extent 11 hectares; being the land of the Newcastle casino and hotel complex, owned by the Seller.

ANNEXURE “D”

SECURITIES

The only suretyships, guarantees and securities given by the Seller and/or the Company are.

CENTURY CASINOS CALEDON (PROPRIETARY) LIMITED

1.
First covering mortgage bond in favour of Nedbank Limited (“Nedbank”) of R60 million for Erf 2862 (consolidation of Erven 2842, 2843, 2844, 2857, 2858, 2859, 2860 and 2861 Caledon). After consolidation Erf 2862 will be subdivided as follows: Erven 3894, 4031, 4032 and 4043 and Remaining Extent of Erf 2862. Erf 3894 has been released by Nedbank on 11/11/2008. Erf 4031 has been released by Nedbank on 2/12/2008.

2.	Unlimited deed of surety by the Company in favour of Nedbank.

3.	Pledge and cession by the Company of the entire issued share capital of CCAL.

4.	Cession of Short Term Insurance that covers the value of the property and the movable assets of CCAL.

5.	General Covering Notarial Bond over all movable assets in favour of Nedbank in an amount of R10 million.

CENTURY CASINO NEWCASTLE (PROPRIETARY) LIMITED

6.
First Covering Mortgage Bond over Remainder of Erf 15450, Newcastle, reflecting the Company as mortgagor and Nedbank as mortgagee, in the amount of R50 million. Portion 1 of Erf 15450, Newcastle has been released by Nedbank on 25/11/2008.

7.	General deed of suretyship (incorporating cessions of loan funds) and limited to R50 million in favour of Nedbank by the Company together with a pledge in respect of all issued shares held in CNEW.

8.	General deed of suretyship (incorporating cessions of loan funds) and limited to R20 million in favour of Nedbank by Winlen.

9.	Pledge and cession by Winlen of all issued shares held in the CNEW.

10.	General Covering Notarial Bond over unencumbered movable assets acceptable to Nedbank, reflecting CNEW as mortgagor and Nedbank as mortgagee in the amount of R10 million.

11.	Cession in favour of Nedbank of fully comprehensive insurance policy that covers the value of the property and the movable assets of CNEW.

ANNEXURE “E”

SECONDARY TRANSACTION

ANNEXURE “F”

LETTER OF GUARANTEE

TSOGO SUN HOLDINGS (PROPRIETARY) LIMITED

of Palazzo Towers East, Montecasino Boulevard, Fourways

(hereinafter referred to as the “Guarantor”)

in favour of

CENTURY RESORTS LIMITED

of c/o Abacus Management Solutions Ltd, Level 6, One Cathedral Square, Jules Koenig Street, Port Louis, Republic of Mauritius

(hereinafter referred to as the “Seller”)

1.	BACKGROUND

1.1
The Seller has entered into a sale of shares agreement (“Agreement”) with Tsogo Sun Gaming (Proprietary) Limited or its nominee (“Purchaser”), a wholly-owned subsidiary of the Guarantor dated 19 December 2008 and requires security in respect of the settlement of the Purchase Price as defined in the Agreement (“Purchase Price”).

1.2	The Purchaser has undertaken to procure that the Guarantor provides such security in the form as proposed in this Letter of Guarantee.

2.	GUARANTEE

2.1
The Guarantor, herein represented by Jabulani Albert Mabuza and/or Nikolaus Marcel von Aulock, and duly authorised hereto, hereby irrevocably undertakes in favour of the Seller, subject to the requisite South African Reserve Bank approval being obtained as contemplated in the Agreement, to make payment of an amount not exceeding the Purchase Price, which amount shall only fall due for payment by us if the Purchaser has failed to make payment on the due date or such later date as may have been agreed to between the Seller and the Purchaser in writing and then only, within 5 business days of written demand requesting payment of the Purchase Price and alleging that the Purchaser has failed to make payment in full or at all, by the Seller to the Guarantor and delivered by hand to the Guarantor’s address set out above but subject to clause 2.4.

2.2	The Seller undertakes in favour of the Guarantor that it shall, on receipt by it of any monies paid to it under this Letter of Guarantee, apply the same towards the settlement of the Purchase Price.

2.3
Subject to clause 2.4, this Letter of Guarantee shall expire and be of no further force or effect upon the earlier of the date upon which the Agreement shall have lapsed in terms of clause 3.7 thereof, or 30 June 2009.  The Letter of Guarantee shall be returned to the Guarantor on the date upon which it expires as aforesaid.

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2.4
If any claim in respect of the Purchase Price is disputed by the Purchaser, until the determination of such dispute either by agreement between the Purchaser and the Seller or by arbitration between the Purchaser and the Seller in terms of the provisions of the Agreement, the Guarantor shall not be obliged to make payment hereunder, provided that until the dispute has been determined, this Guarantee shall not expire.  The Seller shall be entitled to dispute any matter arising from the provisions of the Agreement.  If any such dispute is determined in the Seller’s favour, the Guarantor shall pay the Seller interest on the disputed amount calculated at the Prime Rate as defined in the Agreement for the period from the date of the claim to the date of payment.

2.5
Any dispute arising out of or in connection with this Letter of Guarantee (other than where an interdict is sought, or urgent relief may be obtained from a court of competent jurisdiction), shall be finally resolved in accordance with the provisions of clause 24 of the Agreement, mutatis mutandis.

2.6	This Letter of Guarantee is neither negotiable nor transferable.

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Signed at Johannesburg on this the 19th day of December 2008

AS WITNESSES:	FOR: TSOGO SUN HOLDINGS (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback
2. /s/ Graham Tyrrell
Name:	/s/ Nikolaus Marcel von Aulock
Capacity:	Duly Authorized

Signed at Johannesburg on this the 19th day of December 2008

As Witnesses:

AS WITNESSES:	FOR: CENTURY RESORTS LIMITED
1. /s/ Mervyn Taback
2. /s/ Graham Tyrrell
Name:	/s/ Erwin Haitzmann /s/ Peter Hoetzinger
Capacity:	Directors

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  ANNEXURE “G”

  INTENTION OF THE PARTIES

The intention of the Parties with regard to the NAV adjustment to the Purchase Price is as follows:

1.
The consolidated NAV of the Company and CNEW will be determined at 31 December 2008, based on the Audited Financial Statements. The Seller will be entitled to extract or retain net profits generated in the period from 31 December 2008 to the Closing Date, from ordinary trading activities and the sale of land in terms of the agreement with Marcelle Props 425 CC and Blue Waves Properties 125 (Proprietary) Limited. If such profits are retained the resulting increase in the consolidated NAV of the Company would result in an increased Purchase Price payable by the Purchaser. If such net profits are extracted, whether by means of dividend, or shareholder loan repayments the consolidated NAV of the Company will not increase and the Purchase Price will not be increased. If the there are net losses in the period refer to, the NAV of the business would reduce and a downward adjustment to the purchase price equal to the reduction in NAV would result.

2.
The net profits generated can only be extracted provided that, the business is left with sufficient cash and working capital resources to continue operating in the same manner as is consistence with good management practice. It is specifically recorded that the Seller will not be entitled to re-gear, encumber assets or engage in any other fund raising activities in order to be able to extract additional cash or other resources from the business.

3.
In the event of the Secondary Transaction being implemented, it is recorded that all amounts received by the Company in respect of the Purchase Price will be applied in repayment of the Claims to the extent of such Claims and to the extent that any balance of such proceeds remains, such balance shall be distributed by the Company by way of dividend or other means on the basis that such dividend or other distribution shall not negatively impact on the Company.  The Seller accordingly, indemnifies and holds the Purchaser harmless from and against any loss which the Company may suffer or any diminution in value of the Company as a result of such dividend or other distribution. The resulting value of the Company, post this extraction will not exceed R289.3 million less the value of amounts owning to Nedbank including settlement costs, adjusted for the consolidated net profit or loss generated by the Company, excluding CNEW for the period 31 December 2008 to the Closing Date, less any such profit that may have been extracted by the Seller in the period.

4.
With regard to any NAV impact of the Secondary Transaction on the Company, the intention of the Parties is that, if the Secondary Transaction were to close at the same time as the Primary Transaction the net amount payable by the Purchaser would be the same regardless of whether the transaction was concluded in terms of only the Primary Transaction or the Primary and Secondary Transaction.

5.
The Seller will indemnify the Purchaser for any unintended accounting, tax or other consequences, that arise from the NAV adjustment to the Purchase Price and the Parties shall act in utmost good faith in determining the correct treatment of such adjustments taking into account the stated intention of the Parties above.

6.
Without detracting from the above it is specifically recorded that the Purchaser will never be obliged to pay an amount to the Seller that cumulatively exceeds R412.3 million less the value of the Nedbank loans for CCAL, 60% of the value of the Nedbank loan for CNEW and 60% of the value of the Winlen shareholders loan at the respective Closing Dates, plus an amount of R10 million, regardless of the results of the NAV adjustment as described above.

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EXECUTION VERSION (SECONDARY AGREEMENT)

SALE OF CENTURY CASINO NEWCASTLE SHARES AGREEMENT

made and entered into between

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
(Registration No. 1996/010501/07)
(“Seller”)

CENTURY RESORTS LIMITED
(Registration No. 50866)
(“CRL”)

and

TSOGO SUN GAMING (PROPRIETARY) LIMITED
(Registration No. 2002/006402/07)
(“Purchaser”)

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

1.1.1	“Accounting Date”	means the last day of the month in which the last in time of the Conditions Precedent to be fulfilled, is fulfilled
1.1.2	“Accounting Date NAV”
means the aggregate of the value of:

• ordinary shareholders equity;

plus

• retained income;  or

less

• retained losses;

plus

• shareholders loans and/or claims;

less

• any pre-payment on the Nedbank Limited loan balances;

less

• any pre-payment of the Winlen debt,

of the Company as at the Accounting Date

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1.1.3	“Adjustment Amount”	means the amount of the Excess (as defined in clause 11.6) or the Shortfall (as defined in clause 11.6), as the case may be
1.1.4	“Affiliate”
means with reference to a person (whether legal or natural), any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first person

1.1.5	“Agreement”	means the agreement set out in this document and the annexures (if any) hereto

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1.1.6	“Audited Financial Statements”	means the audited annual financial statements of the Company as at 31 December 2008, as approved by the directors of the Company
1.1.7	“Auditors”	means the auditors of the Company
1.1.8	“Business Day”	means any day other than a Saturday, Sunday or statutory public holiday in the RSA
1.1.9	“CCAL”
means Century Casino Caledon (Proprietary) Limited, registration number 1996/010708/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.10	“Claims”	means all the claims of whatsoever nature which the Seller and its Affiliates, including CRI, have against the Company as at the Closing Date
1.1.11	“Closing Date”
means the Accounting Date or if the Accounting Date is not a Business Day, then the Business Day immediately following the Accounting Date, or such later or other date as may be agreed in writing between the Parties

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1.1.12	“Closing Date Accounts”
means the audited financial statements of the Company for the period 1 January 2009 to the Accounting Date which financial statements the Seller shall be required to deliver to the Purchaser in accordance with the provisions of clause 11

1.1.13	“Companies Act”	means the Companies Act, No. 61 of 1973, as amended
1.1.14	“Company”
means Century Casino Newcastle (Proprietary) Limited, registration number 1998/002723/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.15	“Conditions Precedent”	means the conditions precedent referred to in clause 2 of this Agreement

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1.1.16	“Contracts”
means all the agreements concluded by the Company on the one hand with one or more of the Seller, its Affiliates or third parties on the other hand, including but not limited to the Management Agreements

1.1.17	“CRI”	means Century Resorts International Ltd., registration number 47798, a private company with limited liability duly registered and incorporated in accordance with the laws of Mauritius
1.1.18	“CRL”	means Century Resorts Limited, registration number 50866, a private company with limited liability duly registered and incorporated in accordance with the laws of Mauritius
1.1.19	“Data Site”	means the electronic website on which all the documents for inspection in relation to the business of, inter alia, the Company were posted for review

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1.1.20	“December NAV”
means the aggregate of the value of:

• the ordinary shareholders equity;

plus

• retained income;  or

less

• retained losses;

plus

• shareholders’ loans and/or claims;

of the Company as at 31 December 2008

1.1.21	“Disclosure Schedule”	means the schedule annexed hereto as Annexure “B”
1.1.22	“Due Diligence Investigation”	means the due diligence investigation undertaken by the Purchaser and/or its advisors in terms of clause 12.4
1.1.23	“Final Date”	means the sixtieth day after the Closing Date
1.1.24	“Fulfilment Date”	means the date for fulfilment of all of the Conditions Precedent as set out in clause 2

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1.1.25	“Income Tax Act”	means the Income Tax Act, No. 58 of 1962, as amended
1.1.26	“Management Agreements”
means the management agreement between the Company and the Seller and any other management agreement  between the Company on the one hand and the Seller or its Affiliates on the other hand, without exception

1.1.27	“Material Adverse Event”
means an event or series of events which directly affects or may directly affect the assets, Properties, financial condition, results of operations or prospects of the Company (excluding a change in market conditions or the general trading environment,  changes in interest rates, any actions undertaken or to be undertaken by ArcelorMittal South Africa Limited, or its subsidiaries or Affiliates, which are publicly announced before the Signature Date, but including any change in taxes, laws, destruction of premises) and which has or is likely to result in a reduction in the fair market value of the business of the Company as reflected in the Audited Financial Statements of R25 million or more and/or a reduction in the earnings before tax, depreciation and amortisation of the Company as reflected in the Audited Financial Statements of R3,5 million or more

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1.1.28	“MGMS”
means Monyaka Gaming Machine Supply (Proprietary) Limited, registration number 1996/007718/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.29	“Party”	means any one of the Purchaser, the Seller or CRL and “Parties” shall mean any combination of the former, as the context requires in each instance
1.1.30	“Primary Transaction”	means the transaction described in the Sale of Shares Agreement

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1.1.31	“Prime Rate”
means the publicly quoted annual prime rate of interest levied from time to time, nominal annual compounded monthly in arrears and expressed as a rate per annum, at which The Standard Bank of South Africa Limited lends on unsecured overdraft (a certificate from any manager of that bank, whose appointment or authority need not be proved, as to the prime rate at any time and the usual way in which it is calculated and compounded at such time shall, in the absence of clerical or manifest error, be final and binding on the Parties)

1.1.32	Properties	means all the immovable properties together with the improvements thereon beneficially owned by the Company as more specifically detailed in Annexure “C” hereto
1.1.33	“Purchaser”
means Tsogo Sun Gaming (Proprietary) Limited, registration number 2002/006402/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA or its nominee (which nominee shall be a wholly-owned subsidiary of the Purchaser’s holding company)

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1.1.34	“Purchase Price”	means the purchase price for the Sale Shares, the Claims and the Management Agreements, determined in accordance with the provisions of clause 5, read with clause 11.6, where applicable
1.1.35	“Retention Amount”	means the amount of R2 million referred to in clause 5.2
1.1.36	“RSA”	means the Republic of South Africa
1.1.37	“Sale of Shares Agreement”	means the sale of shares agreement between CRL, the Purchaser and the Seller to be concluded contemporaneously with this Agreement and to which this Agreement is annexed as Annexure “E”
1.1.38	“Sale Shares”	means 60% of the entire issued share capital of the Company

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1.1.39	“SARS”	means the South African Revenue Service
1.1.40	“Seller”
means Century Casinos Africa (Proprietary) Limited, registration number 1996/010501/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

1.1.41	“Signature Date”	means the date on which the Party which signs this Agreement last in time, so signs
1.1.42	“VAT Act”	means the Value-Added Tax Act, No. 89 of 1991, as amended
1.1.43	“Winlen”
means Winlen Casino Operators (Proprietary) Limited, registration number 2000/029023/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the RSA

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1.2	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

1.2.1
any reference to any act of Parliament or other statutory provision shall be deemed to mean a reference to such provision inclusive of any modification, extension, substitution or re-enactment thereof, in which event the relevant provisions of this Agreement affected by such modification, extension, substitution or re-enactment, shall be deemed to have been amended, mutatis mutandis;

1.2.2	the reference to the singular includes the plural and vice versa;

1.2.3	any reference to natural persons includes legal persons and vice versa and;

1.2.4	any reference to a gender includes the other genders.

1.3
The use of the word “including” followed by a specific example or examples shall not be construed or interpreted as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording and/or such specific example or examples.

1.4	The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in the interpretation of this Agreement.

1.5
All appendices (if any), schedules or like documents attached to this Agreement shall form part, or be deemed to form part, of this Agreement, for all purposes mutatis mutandis as if incorporated into the body of this Agreement.

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1.6	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the RSA.

1.7
In its interpretation, the contra proferentem rule of construction shall not apply (this Agreement being the product of negotiations amongst the Parties), nor shall this Agreement be construed in favour of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

2.	CONDITIONS PRECEDENT

2.1
This Agreement, save for the provisions of clause 1, this clause 2 and clauses 12.5, 15, 16, 17, 18, 19, 20, 21 and 22, which shall be of immediate force and effect and remain binding on the Parties, shall be subject to and conditional upon fulfilment of the following Conditions Precedent:

2.1.1
CRL or the Purchaser shall have become entitled in terms of clause 18 of the Sale of Shares Agreement to require that this Agreement shall be implemented and shall have exercised its entitlement to do so;

2.1.2	the Purchaser not having notified the Seller in writing that a Material Adverse Event has occurred; and

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2.1.3	the written consent of Winlen to waive its pre-emptive rights to acquire the Sale Shares and the Claims shall have been obtained and a copy of same been delivered to the Purchaser.

2.2
The Seller shall promptly and diligently take all such commercially reasonably steps, do all such things and sign all such documents and/or procure the taking of all such steps, doing of all such things and signing of all such documents to procure fulfilment of the Condition Precedent referred to in clause 2.1.3 timeously.

2.3	It is recorded that the Conditions Precedent are not capable of waiver by any of the Parties.

2.4	If:

2.4.1
the Conditions Precedent referred to in clauses 2.1.1 and 2.1.3 are not fulfilled within 180 days after the Signature Date (or by such later date as may be agreed to by the Parties in writing prior to or on the date stipulated for the fulfilment thereof);  or

2.4.2	the Condition Precedent referred to in clause 2.1.2 is not fulfilled by the second Business Day after the Conditions Precedent referred to in clauses 2.1.1 and 2.1.3 shall have been fulfilled,

this Agreement shall lapse and no Party shall be liable for any claim so arising, save in the event of breach of clause 2.2 by the Seller.

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3.	TRANSACTION

The Seller hereby sells to the Purchaser and the Purchaser purchases:

3.1	the Sale Shares and the Claims free from all liens, charges and encumbrances other than in respect of the debt referred to in clause 5.1.2.1; and

3.2	all and any Management Agreements,

with effect from the Closing Date.

4.	NAME

4.1	The Purchaser shall with effect from the Closing Date, but subject to the provisions of clauses 4.1.2 and 4.1.3:

4.1.1
have no right to the name “Century Casinos” including any Century Casinos corporate get up and/or logo (which for this purpose shall be limited to the name “Century Casinos” used in conjunction with the “splash” emblem appearing on its corporate stationery as at the Signature Date) (“Intellectual Property”) and currently used by the Company;

4.1.2
as soon as reasonably possible after the Closing Date make application to the Registrar of Companies in terms of the Companies Act to amend the name of the Company to a name which does not incorporate the word “Century” and shall deliver proof of such amendment to the Seller on or before the Final Date;  and

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4.1.3
notwithstanding the provisions of clauses 4.1.1 and 4.1.2, have the right to use the Intellectual Property for a period of 24 months commencing from the Closing Date in the same manner used by the Seller and/or its Affiliates prior to the Closing Date and in the places where same occurs on fixtures, furniture and fittings for purposes of the conduct of the business by the Company in the ordinary course and shall cease the use of and/or procure the cessation of the use and the removal of same from such fixtures, furniture and fittings wherever those occur on the assets of the Company on or before the second anniversary of the Closing Date.

4.2	The Seller shall have no obligation of whatsoever nature to protect, defend and/or take steps to maintain:

4.2.1
its right in and to the Intellectual Property whatsoever and the Purchaser shall have no claim against the Seller in the event of the Seller failing to do so or as a result of a third party infringing same;  and

4.2.2	any other name, trade mark or logo used in the operation of the business conducted by the Company.

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4.3
The Seller hereby acknowledges that the Purchaser and/or one or more of its Affiliates, as at the Signature Date, operates certain businesses under the name “Century City” and that the Seller and its Affiliates shall have no right to claim damages, expropriation and/or cessation of the use thereof by the Purchaser and/or any one or more of its Affiliates.

5.	THE PURCHASE PRICE

5.1	The Purchase Price payable by the Purchaser for the Management Agreements, the Sale Shares and the Claims is:

5.1.1	the sum of R125 million; less

5.1.2	an amount equal to the aggregate of:

5.1.2.1
an amount equal to 60% of the amount of the debt owing by the Company to Nedbank and/or Winlen as at the Accounting Date, including all settlement costs and/or break fees in respect of the Company and/or Winlen (which amount, at the Signature Date, is estimated to be R28 million);  and

5.1.2.2	an agreed amount of R2 million

resulting in an estimated Purchase Price of R95 million.

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5.2
The Purchaser shall be entitled to retain an amount of R2 million on account of the Purchase Price in respect of any capital gains tax and/or secondary tax on companies and/or any other taxes, imposts or duties, which may become payable by the Company as a result of the implementation of this Agreement and/or distribution by the Company of the proceeds received by the Company pursuant to the implementation of this Agreement.  If the Sale of Shares Agreement lapses by reason of the non-fulfilment of the conditions precedent to which it is subject, the Retention Amount shall be paid by the Purchaser to the Seller forthwith after the lapse of the Sale of Shares Agreement.

5.3	The amount of the Purchase Price determined in terms of clause 5.1 shall be subject to adjustment in accordance with the provisions of clause 11.6.

5.4	The Purchase Price shall be attributed as follows:

5.4.1	an amount equal to the face value of the Claims, to the Claims as at the Accounting Date;

5.4.2	an amount equal to the value of the Management Agreements as agreed to in writing between the Parties prior to the Closing Date, and failing agreement, the value of same shall be deemed to be R1,00;

5.4.3	the balance for the Sale Shares.

5.5	The Seller warrants and undertakes in favour of the Purchaser that the amount of 60% of the debt referred to in clause 5.1.2.1 shall not, at the Accounting Date, exceed R28 million.

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6.	PAYMENT

6.1
Payment of an amount determined in terms of clause 5.1 less the Retention Amount, on account of the Purchase Price shall be made by the Purchaser to the Seller in cash in South African Rand by electronic transfer on the Closing Date into an account nominated by the Seller in writing no later than 5 Business Days prior to the Closing Date, against compliance by the Seller with the provisions of clause 8.

6.2
In the event of late payment of any amount contemplated in this Agreement, the outstanding amount shall attract interest at the Prime Rate with effect from the due date to the date of actual payment, both days inclusive.  The Party making late payment shall be liable to pay the interest accrued on the amount due and owing.

6.3	To secure payment of the Purchase Price the Purchaser shall deliver to the Seller:

6.3.1	on the Signature Date, a letter of guarantee from its holding company substantially on the terms and conditions contained in Annexure “E” hereto; and

6.3.2
no later than 90 days after the Signature Date, a letter from its bankers confirming that, as at the date of such letter, the Purchaser has available the funding necessary to settle at least the estimated purchase price of R95 million.

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7.	NEDBANK LOAN AGREEMENT

7.1
The Seller undertakes to use its best endeavours to obtain the written consent of Nedbank for the implementation of this Agreement and the release of the securities it holds in respect of the loan agreement between Nedbank on the one hand and the Company on the other hand, subject to the settlement of all amounts due and owing in respect of same.

7.2	The Purchaser undertakes to provide its reasonable assistance to procure the consent of Nedbank and to secure the release of the securities which Nedbank holds as contemplated in clause 7.1.

8.	DELIVERY

At 10:00 on the Closing Date representatives of the Parties shall meet at the offices of the Purchaser located at Palazzo Towers East, Montecasino Boulevard, Fourways at which meeting the Seller shall, against payment of the amount referred to in clause 6.1, on account of the Purchase Price:

8.1	deliver or procure delivery to the Purchaser the following:

8.1.1
the share certificates in respect of the Sale Shares together with share transfer forms relating thereto duly signed by the Seller as transferor, currently dated, and blank as to the transferee, subject to clause 7.1;

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8.1.2	a certified true copy of resolutions passed by the directors of the Company appointed by the Seller:

8.1.2.1	approving the transfer of the Sale Shares to the Purchaser;

8.1.2.2	appointing the nominees of the Purchaser as directors of the Company;

8.1.2.3	noting the cession in respect of the Claims to the Purchaser;

8.1.3	the written and signed resignation of all or such of the directors of the Company appointed by the Seller;

8.1.4	a written undertaking from the Auditors that they will resign after completion of the Closing Date Accounts if so required by the Purchaser;

8.1.5	a copy of the resolution passed by each of the Seller or the relevant Affiliates approving the cession agreement referred to in clause 9.

8.1.6
a written cession and assignment by each of the Seller’s Affiliates in favour of the Purchaser of all of such Affiliate’s claims of whatsoever nature (if any) against the Company and its rights and obligations (if any) under the Management Agreements (or any of them);  and

8.1.7
place the Purchaser in possession and/or control of all the books, licences, registers, records, title deeds, leases, plans and other documents of whatsoever nature of the Company and of each of the Subsidiaries at the places where these are kept (provided that same shall be an address in the RSA).

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9.	CESSION

The Seller shall cede or shall procure that each of its Affiliates which has entered into a Management Agreement with the Company, shall cede all its rights, title and interest in and delegate all its obligations under the Management Agreement to MGMS, as nominee of the Purchaser, who shall accept the cession of such rights and assume the obligations thereunder.  The provision of this clause 9 shall constitute a stipulatio alteri in favour of MGMS capable of acceptance by it at any time after the Closing Date.  Neither the Seller nor the Affiliates shall be entitled to (and the Seller shall procure that the Affiliates will not) revoke its obligations hereunder prior to first having notified MGMS in writing of its intention to do so, which notification may not be given prior to the Final Date.

10.	RISK

All risk attaching to and benefit flowing from ownership of the Sale Shares and the Claims and in terms of the Management Agreements shall pass from the Seller to the Purchaser as from the Closing Date.

11.	CLOSING DATE ACCOUNTS AND NAV ADJUSTMENT

11.1
The Seller undertakes that, for the purposes of determining the adjustments to the amounts in respect of the Purchase Price as contemplated in clause 5.3 the Company shall procure the preparation and audit of the Closing Date Accounts on the basis set out in clause 11.2.

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11.2	The Closing Date Accounts shall:

11.2.1
fairly present, in conformity with generally accepted accounting practice, the state of the Company as at the Closing Date and its profit or loss (as the case may be), all in accordance with past practice and, in particular, on the same basis as applied for purposes of the preparation of the Audited Financial Statements and furthermore in accordance with the requirements of the Companies Act;

11.2.2	properly and fully account for any distribution and/or payment to shareholders of the Company and/or its Affiliates;

11.2.3	be duly audited and reported upon by the Auditors;

11.2.4	be unqualified by the Auditors; and

11.2.5	delivered to the Purchaser for consideration and comment with regard to the calculation of the Accounting Date NAV by the Final Date.

11.3
Pursuant to the completion of the Closing Date Accounts, the Seller shall deliver same to the Purchaser for consideration and comment with regard to the calculation of the Accounting Date NAV.  If the Purchaser wishes to object to same it shall notify the Seller in writing (“Objection Notice”) of its objection detailing the nature and grounds for objection within 14 days of the date of receipt thereof.  If the Purchaser has not notified the Seller of such objection within the period set out herein for objection, then the Purchaser shall be deemed to have accepted same to be true and correct, in which event the Closing Date Accounts shall be final and binding on all the Parties.

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11.4
If the Purchaser has delivered an Objection Notice, the Parties shall attempt to reach agreement in respect of the objections raised by the Purchaser within a period of 21 Business Days after delivery of the Objection Notice.

11.5
If the Parties fail to reach agreement in respect of the issues the subject of the Objection Notice within the 21 Business Day period referred to in clause 11.4, the matter shall be referred to PriceWaterhouseCoopers (“PWC”) for settlement, who shall act as experts and not as arbitrators and whose determination shall be binding on the Parties, save in the event of manifest error.  PWC shall be required to make its determination within 21 Business Days of the date that the dispute will have been referred to it.  The cost of PWC shall be borne and paid by the Party against whom PWC has found, save if otherwise determined by PWC.

11.6
If the Accounting Date NAV as reflected in the Closing Date Accounts exceeds the December NAV as reflected in the Audited Financial Statements (“Excess”) then the Purchaser shall pay the Seller an amount equal to 60% of such Excess up to a maximum of R2,5 million.  If the Accounting Date NAV as reflected in the Closing Date Accounts is less than the December NAV reflected in the Audited Financial Statements (“Shortfall”) then the Seller shall pay the Purchaser an amount equal to the 60% of the Shortfall.

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11.7	The intention of the Parties for the purposes of giving effect to the provisions of clause 11.6, is set out in Annexure “F” hereto.

11.8
Payment of the Adjustment Amount in terms of clause 11.6 shall be made by the relevant Party in cash in South African Rand by electronic transfer into an account to be nominated by the relevant Party no later than 5 days prior to the date when same falls due for payment, which date shall be a date no later than 10 Business Days after such Adjustment Amount shall have been finally determined.

12.	WARRANTIES, UNDERTAKINGS AND REPRESENTATIONS OF THE SELLER

12.1	The Seller gives to and makes to the Purchaser the warranties, undertakings and representations (collectively the “Warranties”) set out in Annexure “A” hereto on the basis that:

12.1.1	the Seller acknowledges that this Agreement has been entered into by the Purchaser relying on such Warranties;

12.1.2	the Warranties shall be deemed to be representations and undertakings by the Seller in favour of the Purchaser;

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12.1.3	unless the contrary is proved, each Warranty shall be deemed to be a representation of fact which has induced the Purchaser to enter into this Agreement;

12.1.4	each Warranty shall be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other Warranty;

12.1.5
save where the context clearly indicates the contrary, all Warranties given by the Seller to the Purchaser set out in Annexure “A” hereto shall be warranted as at the Signature Date and the Closing Date;  and

12.1.6	the Warranties shall be qualified to the extent of any disclosure made against them in the Disclosure Schedule.

12.2	Notwithstanding any provisions of this Agreement to the contrary:

12.2.1
the maximum aggregate amount which the Purchaser shall be entitled to recover from the Seller arising from or pursuant to a breach of the Warranties shall be limited to the Purchase Price plus interest thereon at the Prime Rate minus 2%;  and

12.2.2
any claim made upon the Seller in respect of any breach of the Warranties shall be wholly barred and unenforceable, unless the Purchaser shall have delivered to the Seller written notice detailing the basis of such claim prior to the expiry of a period of 36 months commencing on the day immediately following the Closing Date.

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12.3
In the event of a breach of one or more Warranty, whether prior to or after the Closing Date, the Purchaser shall, if it wishes to enforce its rights hereunder, give the Seller 30 days written notice to remedy such breach.  If the Seller fails to comply with such notice, the Purchaser shall:

12.3.1	if this Agreement has not taken effect, be entitled to cancel this Agreement and claim damages from the Seller; and

12.3.2	if this Agreement has taken effect, be entitled to claim immediate payment from and/or performance by the Seller without prejudice to the Purchaser’s right to claim damages.

The aforegoing is without prejudice of such other rights the Purchaser may have at law.

12.4
It is recorded that the Seller has permitted and afforded the Purchaser the opportunity to conduct a detailed commercial, financial and legal Due Diligence Investigation into the affairs of the Company in order to enable the Purchaser to satisfy itself relating to the affairs of the Company.  The fact that the Purchaser has been permitted to conduct such inquiries shall not relieve the Seller of any of the Seller’s obligations in terms of this Agreement, including but not limited to the Seller’s obligations in terms of clause 12.1, such Due Diligence Investigation having been carried out by the Purchaser entirely without prejudice to all or any of the Purchaser’s rights in terms of this Agreement or otherwise in law.

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12.5	The Seller shall, on or before the Signature Date, provide the Purchaser, with a DVD Rom containing all documents made available on the Data Site as at the Signature Date.

12.6
Notwithstanding anything to the contrary contained in this Agreement, it is specifically recorded and agreed that the Seller shall not be liable and accepts no liability for special damages, indirect and/or consequential loss, including loss of profit, howsoever arising.

13.	INDEMNITY

13.1
The Purchaser shall use its reasonable commercial endeavours to procure the release of the Seller from the suretyships or guarantees listed in Annexure “D” (“Securities”) entered into or signed on behalf of the Company on or before the Final Date.  If the Seller is not released of its obligations under any one or more of the Securities or any claims arise in respect of such Securities, the cause of which arose after the Closing Date, then the Purchaser shall indemnify and hold the Seller harmless against any such claims or damages arising therefrom.

13.2
The Seller hereby indemnifies and holds the Purchaser harmless from any and all claims, costs, expense and/or damages which may arise in respect of the Securities, the cause of which arose prior to the Closing Date.

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14.	BROKERAGE

The Seller and the Purchaser hereby respectively warrant and declare to the other that neither was introduced to the other relating to the sale of the Sale Shares and the Claims contemplated herein by any third party and consequently no brokerage is payable to any third party in relation to the sale recorded in this Agreement.

15.	INTERIM PERIOD

From the Signature Date to the Closing Date:

15.1	the Seller shall procure that the Company shall:

15.1.1
continue to conduct its business in the ordinary course ;  provided that the Seller shall, nevertheless, be entitled to extract profits available for distribution during such period, subject to the limitations contained in Annexure “F” hereto;

15.1.2	not repurchase shares in its share capital;

15.1.3	not increase the salaries or wages paid or payable to the employees (including management and the directors) save in the ordinary course of business and in accordance with past practice;

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15.1.4	not:

15.1.4.1	incur any debt or increase its liability in respect of loan funding whether to a third party or in respect of the Seller and/or its Affiliates or enter into any operating or financial lease; and/or

15.1.4.2	undertake and/or incur any capital expenditure of any kind howsoever arising and of whatsoever nature,

having a value or commitment, individually or collectively, of more than R2 million without first having consulted the Purchaser in respect of same and the Purchaser having approved the amount of such capital expenditure in writing;  and

15.2	the Purchaser shall be entitled to:

15.2.1	receive (and the Seller shall procure that the Purchaser shall receive) a copy of the monthly management accounts of the Company within 3 days after they shall have been prepared; and

15.2.2
have access to (and the Seller shall procure that the Purchaser shall have access to) any of Messrs Hoetzinger, Haitzmann and Terler and Mr Paul Campbell (provided that in the case of Mr Paul Campbell the Purchaser shall have notified any of Messrs Hoetzinger, Haitzmann or Terler of its intention to contact Mr Paul Campbell), with a view to discussing and obtaining such information regarding the business and affairs of the Company as the Purchaser may reasonably require.

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16.	BREACH

Save as otherwise specifically provided herein, should a Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then any other Party ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 30 days written notice to remedy the breach.  If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages.  The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law;  provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 14 days after such amount has been finally determined.

17.	ANNOUNCEMENTS

The Parties shall be entitled to make such announcements as are required by law or due to regulatory requirements including public statements about the transaction contemplated herein, provided that no such announcements concerning this transaction or Agreement wherein reference is made to the other of them shall be made, unless prior to making such announcement the consent of the other Party in respect of such announcement has been obtained in writing, which consent shall not unreasonably be withheld or delayed.

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18.	CO-OPERATION

18.1
Each of the Parties undertake to pass, and to procure the passing of all such resolutions to give effect to the provisions of this Agreement, or any contract concluded pursuant to the provisions of this Agreement and to provide the other Party with a certified copy of such resolution prior to or on the date of signature thereof.

18.2
The Parties shall co-operate to procure the implementation of the provisions of this Agreement in the most tax efficient manner, it being specifically acknowledged by each of them that an advantage accruing to one may be detrimental to the other.  If the Parties cannot reach agreement on such matter, the provisions set out in this Agreement shall prevail.

19.	NOTICES AND DOMICILIA

19.1
The Parties choose as their domicilium citandi et executandi their addresses set out in this clause 19 for all processes arising out of or in connection with this Agreement at which addresses all the processes and notices arising out of or in connection with this Agreement, the breach or termination thereof may validly be served upon or delivered to the Parties.

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19.2	For the purposes of this Agreement the Parties’ respective addresses shall be:

19.2.1	Seller: 1 Nerina Avenue

Caledon
Facsimile No.27 28 212 2773
with a copy to:

•	Facsimile No 43 1 533 6363
•	e-mail: eh@cnty.com and ph@cnty.com; and
•	Century Casinos Europe GmbH
Untere Viaduktgasse 2, 3rd Floor
A-1030 Vienna,
Austria, Europe

19.2.2	CRL: c/o Abacus Management Solutions Ltd

Level 6, One Cathedral Square
Jules Koenig Street
Port Louis, Republic of Mauritius
Facsimile No. 11 230 208 7949
with a copy to Facsimile No 43 1 533 6363

19.2.3	Purchaser: Palazzo Towers East

Montecasino Boulevard
Fourways
Facsimile No. +27 11 510-7249
Attention:  Company Secretary

or such other address not being a post office box or poste restante, of which the Party concerned may notify the others in writing.

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19.3	Any notice given in terms of this Agreement shall be in writing and shall, unless the contrary is proved:

19.3.1
if delivered by hand be deemed to have been duly received by the addressee on the date of delivery, provided same is a Business Day, failing which the first Business Day following the day of such delivery;

19.3.2	if delivered by courier service be deemed to have been received by the addressee on the first Business Day following the date of such delivery;

19.3.3	if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day following dispatch thereof.

19.4
Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the Parties from another including by way of facsimile transmission or e-mail shall be adequate written notice or communication to such Party.

20.	MISCELLANEOUS

20.1	The Parties shall at all times show the utmost good faith to each other in the implementation of the terms and conditions of this Agreement.

20.2
No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing and signed by all the Parties to this Agreement or their duly authorised representatives.

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20.3	This document constitutes the sole record of the agreement amongst the Parties in regard to the subject matter thereof.

20.4	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

20.5
No indulgence, leniency or extension of time which any Party may grant or show to any other Party, shall in any way prejudice such Party or preclude such Party from exercising any of that Party’s rights in the future.

20.6
The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

21.	ARBITRATION

21.1	Save as otherwise specifically provided in this Agreement, any dispute between the Parties in regard to:

21.1.1	the interpretation of;

21.1.2	the effect of;

21.1.3	the Parties' respective rights and obligations under;

21.1.4	a breach of;

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21.1.5	any matter arising out of;

this Agreement shall be decided by arbitration in the manner set out in this clause.

21.2	The said arbitration shall be held subject to the provisions of this clause:

21.2.1	at Sandton;

21.2.2	informally;

21.2.3	otherwise in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

it being the intention that if possible it shall be held and concluded within 21 Business Days after it has been demanded.

21.3	The arbitrator shall be if the question in issue is:

21.3.1	primarily an accounting matter an independent chartered accountant with no less than 10 years standing agreed upon between the Parties;

21.3.2	primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon between the Parties;

21.3.3	any other matter an independent person agreed upon between the Parties.

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21.4
If the Parties cannot agree upon a particular arbitrator in terms of 21.3 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 21.3.1, 21.3.2, 21.3.3, as the case may be, shall be made by the President of the Law Society of the Northern Provinces within 7 days after the Parties have so failed to agree.

21.5	The Parties irrevocably agree that the decision in these arbitration proceedings:

21.5.1	shall be binding on them,

21.5.2	shall be carried into effect,

21.5.3	may be made an order of any court of competent jurisdiction.

21.6	Nothing herein contained shall prevent or prohibit any Party from applying to the appropriate court for interim or urgent relief.

21.7	The provisions of this clause 21 shall survive the termination of this Agreement.

22.	COSTS AND FEES

22.1	Each Party shall bear and pay the costs incurred by it in respect of the negotiation, settlement and drafting of this Agreement.

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22.2	The cost of preparing the Audited Financial Statements and the Closing Date Accounts shall be borne and paid by the Company as a pre Closing Date expense.

22.3	The Purchaser shall be liable to pay the securities transfer tax in respect of the transfer of the Sale Shares in accordance with the provisions of the Securities Transfer Tax Act, No. 25 of 2007.

DATED AT JOHANNESBURG ON THIS THE 19TH DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback	/s/ Andreas Terler
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Andreas Terler
Capacity of Signatory:	Director

--39--

DATED AT JOHANNESBURG ON THIS THE 19TH  DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: CENTURY RESORTS LIMITED
1. /s/ Mervyn Taback	/s/ Erwin Haitzmann /s/ Peter Hoetzinger
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Erwin Haitzmann and Peter Hoetzinger
Capacity of Signatory:	Directors

DATED AT JOHANNESBURG ON THIS THE 19TH DAY OF  DECEMBER 2008

AS WITNESSES:	FOR: TSOGO SUN GAMING (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback	/s/ Nikolaus Marcel von Aulock
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Nikolaus Marcel von Aulock
Capacity of Signatory:	Director

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ANNEXURE “A”
(Secondary Agreement)

SCHEDULE OF WARRANTIES AND UNDERTAKINGS

CONSTITUTION AND SHARE CAPITAL STRUCTURE OF THE COMPANY

The Seller gives the following Warranties on the basis set out in clause 12 of the Agreement.

The terms used herein shall have the meanings ascribed to them in the Agreement to which this annexure is annexed as Annexure “A”, save where otherwise appears from the context.

1.	The Company shall be incorporated as a private company with limited liability according to the laws of the RSA.

2.
No steps shall have been taken or be pending for the deregistration of the Company, whether under Section 73 of the Companies Act or otherwise howsoever, and no steps shall have been taken or be pending to wind up the Company or place the Company under judicial management (whether such winding up or judicial management is final or provisional).

3.	All of the issued shares in the capital of the Company shall be of one class and rank pari passu with each other.

4.	The Company shall not be obliged to increase or to reduce its authorised or issued share capital or to vary any of the rights attaching to the issued shares.

5.
The Seller shall be entitled and able to give to the Purchaser free and unencumbered title to the Sale Shares and the Claims.  The Seller holds free and unencumbered title to 60% of the ordinary shares in the Company, which shares are pledged to Nedbank as reflected in Annexure “C”.

6.	Save for Winlen, no person shall have any right (including, inter alia, any option, pre-emptive right or right of first refusal) to acquire any of the Sale Shares or the Claims.

7.
No person shall have any right to obtain an order for the rectification of the register of members of the Company, and the register of members of the Company shall contain a true and accurate record of the members of the Company from time to time.

8.	No resolution shall have been passed, nor shall the Company be obliged, to alter the memorandum of association or articles of association, or to create or to issue any debentures.

9.	No person shall be entitled to participate in, or to a commission on, the profits or dividends of the Company other than as a shareholder in respect of dividends.

10.	No shares in the issued share capital of the Company shall be bonus or capitalisation shares.

BUSINESS OF THE COMPANY

11.
The Company shall not have done or omitted to do any act or thing which might in any way be materially prejudicial to the goodwill of the business of or the right of the Company to hold the licenses (including, but not limited to the liquor licences and the gambling licences) for the conduct of the business of the Company.

12.	The Company shall not be a party to any dispute with any employee or former employee in terms of the Labour Relations Act, No. 66 of 1995 or otherwise.

13.
To the best of the Seller’s knowledge and belief, the trading methods or styles of the Company, including the trade marks, names or other intellectual property of the Company used by the Company (including, for the avoidance of doubt, the Century Logo) shall not constitute an infringement of the rights of any third party.

14.
To the best of the Seller’s knowledge and belief, no person shall be entitled to any order requiring the Company to cease the use of any of the trade marks, names or other intellectual property of the Company, save in respect of the trade marks, names or logos relating to the Seller which are specifically regulated in terms of the provisions of the Agreement.

15.
The policies of insurance which the Company has in force and will be in force have been disclosed to the Purchaser.  All premiums due in respect of such insurance shall have been paid and the Company shall have complied with all the conditions to which the liability of the insurers under such policies of insurance will be subject.

16.
The Company shall not be bound by any contracts and/or other agreements or commitments not made available during the Due Diligence Investigation.  The only Contracts in force between the Company and third parties (including the Seller and/or its Affiliates) are those made available on the Data Site for purposes of the Due Diligence Investigation and no amendments have been made to the Contracts since the Signature Date.

17.
The Company shall not have given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on the Company’s behalf (other than the authority of the Company’s employees to enter into routine trading contracts in the ordinary course of their duties and the Company’s business).

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18.
The Company shall not have given or be a party to any suretyships, guarantees, indemnities or similar documents in respect of any liabilities of any other person, and shall not be liable whether as guarantor, indemnifier, surety, co-principal debtor or otherwise howsoever for any liabilities of any other person.  The only suretyship, guarantee and security arrangement in respect of the Company are those listed in Annexure “D” hereto.

19.
All necessary consents, licenses (including, but not limited to liquor licences and the licence to operate a casino), permits and other authorities required for the conduct of the business carried on by the Company in the places and in the manner in which such business is carried on at the Signature Date shall have been obtained and be valid and in full force as at the Signature Date and the Closing Date, and the Seller knows of no reason or circumstance why any of them should be suspended, cancelled or revoked.

20.	Save for the Claims, the Company shall not be indebted to the Seller or any of its Affiliates for monies lent and advanced or from any other cause.

21.	To the best of the knowledge and belief of the Seller, all activities of the Company shall have at all times been conducted in compliance with all applicable material laws and regulations.

LITIGATION

22.
The Company shall not be a party to any litigation, tax objection or appeal, arbitration proceedings, labour or industrial relations disputes, criminal proceedings, any hearing and/or investigation with any licensing authority and nor are any such proceedings or disputes threatened against or likely to be instituted by or against the Company, and the Seller is not aware of anything which might indicate the possibility of any such proceedings or disputes being instituted or arising.

TAXATION

23.
No queries shall have been addressed to the Company or any of the Company’s representatives by any tax official nor shall any tax objections have been lodged by the Company which have not been fully disposed of, it being specifically recorded that all taxes (including, but not limited to, normal tax as provided for in the Income Tax Act, value-added tax as provided for in the VAT Act, securities transfer tax or any and all other taxes, duties, imposts, penalties and interest) due and payable have been or will have been paid in full as at the Closing Date.

24.
Save in respect of certain late filings (the consequences which have been remedied or will be remedied prior to the Closing Date), the Company shall have properly and punctually submitted all returns and provided all information required for tax purposes and none of such returns shall have been disputed by SARS or any other authority except claims made by SARS as more fully detailed in the form entitled “Status of Income Tax, Employees Tax and Value-Added Tax Objections”.

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IMMOVABLE PROPERTY

25.
The Company is the registered and sole beneficial owner of the Properties and the improvements located thereon as reflected in Annexure “C” and does not beneficially own, have an interest in or an obligation towards any other person, whether directly or indirectly, in relation to immovable property.

26.	The Company has no obligation of whatsoever nature and howsoever arising in respect of:

26.1	the development by Blue Waves Properties (Proprietary) Limited (“Blue Waves”) or any other entity or person of a retail complex;

26.2	the sale of any immovable property;

26.3	the development of or assistance with the development of any commercial property in the vicinity of the casino business it operates; and/or

26.4
the use of any logos, trade marks and/or names beneficially owned, whether directly or indirectly, by the Seller and/or its Affiliates and specifically that there is no obligation on the Purchaser or the Company to  procure that Blue Waves or any other person ceases the use of such logo, trade marks and/or names in respect of the development of the shopping complex and retail facilities.

27.	Except for the mortgage bonds registered over the Properties as set out in Annexure “C”, none of the land or other assets of the Company shall be subject to:

27.1	any mortgage, debenture or notarial bond; or

27.2	any right of retention, pledge, lien, cession in security or other encumbrance; or

27.3	any lease, instalment sale or credit or hire purchase agreement (save for those contained on the Data Site); or

27.4	in the case of the Properties, any expropriation.

--4--

28.	The Company shall not have granted to any person any option to purchase, or any right of pre-emption over any of the Company’s Properties and/or other assets.

29.	The Company shall not be under any obligation to acquire or purchase any fixed assets, or under any obligation requiring the expenditure of any material capital sum.

30.
No contributions to any pension or provident fund shall as at the Closing Date be owing or payable by the Company on behalf of any employees (including management and the directors) (collectively the “Staff”) other than amounts due for the current or immediately preceding month.

31.	The Closing Date Accounts shall:

31.1	be prepared in accordance with South African statements of generally accepted accounting practice;

31.2	be prepared on the basis of accounting policies consistent with prior years;

31.3	comply with the provisions of the Companies Act and all other applicable laws;

31.4	be approved by the directors of the Company, being the directors of the Company at the relevant time prior to the Closing Date;

31.5	be audited by the auditors of the Company whose report and opinion thereon shall be unqualified; and

31.6	be prepared on the same basis as the Audited Financial Statements.

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ANNEXURE “C”
(Secondary Agreement)

PROPERTIES

The Seller has subdivided property as follows:

•	Portion 1 of Erf 15450, Newcastle – in extent 14,003 hectares; land has been sold to a developer in order to develop a shopping mall

•	The Remainder of Erf 15450, Newcastle - in extent 11 hectares; being the land of the Newcastle casino and hotel complex, owned by the Seller.

ANNEXURE “D”
(Secondary Agreement)

SECURITIES

1.
First Covering Mortgage Bond over Remainder of Erf 15450, Newcastle, reflecting the Company as mortgagor and Nedbank as mortgagee, in the amount of R50 million. Portion 1 of Erf 15450, Newcastle has been released by Nedbank on 25/11/2008.

2.
General deed of suretyship (incorporating cessions of loan funds) and limited to R50 million in favour of Nedbank by the Company together with a pledge in respect of all issued shares held in the Company.

3.	General deed of suretyship (incorporating cessions of loan funds) and limited to R20 million in favour of Nedbank by Winlen.

4.	Pledge and cession by Winlen of all issued shares held in the Company.

5.	General Covering Notarial Bond over unencumbered movable assets acceptable to Nedbank, reflecting the Company as mortgagor and Nedbank as mortgagee in the amount of R10 million.

6.	Cession in favour of Nedbank of fully comprehensive insurance policy that covers the value of the property and the movable assets of the Company.

ANNEXURE “E”
(Secondary Agreement)

LETTER OF GUARANTEE

TSOGO SUN HOLDINGS (PROPRIETARY) LIMITED

of Palazzo Towers East, Montecasino Boulevard, Fourways

(hereinafter referred to as the “Guarantor”)

in favour of

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED

of 1 Nerina Avenue, Caledon

(hereinafter referred to as the “Seller”)

1.	BACKGROUND

1.1
The Seller has entered into a sale of shares agreement (“Agreement”) with Tsogo Sun Gaming (Proprietary) Limited or its nominee (“Purchaser”), a wholly-owned subsidiary of the Guarantor dated 19 December 2008 and requires security in respect of the settlement of the Purchase Price as defined  in the Agreement (“Purchase Price”).

1.2	The Purchaser has undertaken to procure that the Guarantor provides such security in the form as proposed in this Letter of Guarantee.

2.	GUARANTEE

2.1
The Guarantor herein represented by Jabulani Albert Mabuza and/or Nikolaus Marcel von Aulock, and duly authorised hereto, hereby irrevocably undertakes in favour of the Seller, subject to the requisite South African Reserve Bank approval being obtained as contemplated in the Sale of Shares Agreement, to make payment of an amount not exceeding the Purchase Price, which amount shall only fall due for payment by us if the Purchaser has failed to make payment on the due date or such later date as may have been agreed to between the Seller and the Purchaser in writing and then only, within 5 business days of written demand requesting payment of the Purchase Price and alleging that the Purchaser has failed to make payment in full or at all, by the Seller to the Guarantor and delivered by hand to the Guarantor’s address set out above but subject to clause 2.4.

2.2	The Seller undertakes in favour of the Guarantor that it shall, on receipt by it of any monies paid to it under this Letter of Guarantee, apply the same towards the settlement of the Purchase Price.

2.3
Subject to clause 2.4, this Letter of Guarantee shall expire and be of no further force or effect upon the earlier of the dates upon which the Agreement shall have lapsed in terms of clause 2.4 thereof, or 30 June 2009.  The Letter of Guarantee shall be returned to the Guarantor on the date upon which it expires as aforesaid.

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2.4
If any claim in respect of the Purchase Price is disputed by the Purchaser, until the determination of such dispute either by agreement between the Purchaser and the Seller or by arbitration between the Purchaser and the Seller in terms of the provisions of the Agreement, the Guarantor shall not be obliged to make payment hereunder, provided that until the dispute has finally been determined, this Guarantee shall not expire.  If any such dispute is determined in the Seller’s favour, the Guarantor shall pay the Seller interest on the disputed amount calculated at the Prime Rate as defined in the Agreement for the period from the date of the claim to the date of payment.

2.5
Any dispute arising out of or in connection with this Letter of Guarantee (other than where an interdict is sought, or urgent relief may be obtained from a court of competent jurisdiction), shall be finally resolved in accordance with the provisions of clause 21 of the Agreement, mutatis mutandis.

2.6	This Letter of Guarantee is neither negotiable nor transferable.

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Signed at Johannesburg on this the 19th day of December 2008

AS WITNESSES:	FOR: TSOGO SUN HOLDINGS (PROPRIETARY) LIMITED
1. /s/ Mervyn Taback
2. /s/ Graham Tyrrell
Name:	/s/ Nikolaus Marcel von Aulock
Capacity:	Duly Authorized

Signed at Johannesburg on this the 19th day of December 2008

As Witnesses:

AS WITNESSES:	FOR: CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
1. /s/ Erwin Haitzmann
2. /s/ Peter Hoetzinger
Name:	/s/ Andreas Terler
Capacity:	Director

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  ANNEXURE “F”
(Secondary Agreement)

  INTENTION OF THE PARTIES

The intention of the Parties with regard to the NAV adjustment to the Purchase Price is as follows:

1.
The consolidated NAV of the Company and CNEW will be determined at 31 December 2008, based on the Audited Financial Statements. The Seller will be entitled to extract or retain net profits generated in the period from 31 December 2008 to the Closing Date, from ordinary trading activities and the sale of land in terms of the agreement with Marcelle Props 425 CC and Blue Waves Properties 125 (Proprietary) Limited. If such profits are retained the resulting increase in the consolidated NAV of the Company would result in an increased Purchase Price payable by the Purchaser. If such net profits are extracted, whether by means of dividend, or shareholder loan repayments the consolidated NAV of the Company will not increase and the Purchase Price will not be increased. If the there are net losses in the period refer to, the NAV of the business would reduce and a downward adjustment to the purchase price equal to the reduction in NAV would result.

2.
The net profits generated can only be extracted provided that, the business is left with sufficient cash and working capital resources to continue operating in the same manner as is consistence with good management practice. It is specifically recorded that the Seller will not be entitled to re-gear, encumber assets or engage in any other fund raising activities in order to be able to extract additional cash or other resources from the business.

3.
In the event of the Secondary Transaction being implemented, it is recorded that all amounts received by the Company in respect of the Purchase Price will be applied in repayment of the Claims to the extent of such Claims and to the extent that any balance of such proceeds remains, such balance shall be distributed by the Company by way of dividend or other means on the basis that such dividend or other distribution shall not negatively impact on the Company.  The Seller accordingly, indemnifies and holds the Purchaser harmless from and against any loss which the Company may suffer or any diminution in value of the Company as a result of such dividend or other distribution. The resulting value of the Company, post this extraction will not exceed R289.3 million less the value of amounts owning to Nedbank including settlement costs, adjusted for the consolidated net profit or loss generated by the Company, excluding CNEW for the period 31 December 2008 to the Closing Date, less any such profit that may have been extracted by the Seller in the period.

4.
With regard to any NAV impact of the Secondary Transaction on the Company, the intention of the Parties is that, if the Secondary Transaction were to close at the same time as the Primary Transaction the net amount payable by the Purchaser would be the same regardless of whether the transaction was concluded in terms of only the Primary Transaction or the Primary and Secondary Transaction.

5.
The Seller will indemnify the Purchaser for any unintended accounting, tax or other consequences, that arise from the NAV adjustment to the Purchase Price and the Parties shall act in utmost good faith in determining the correct treatment of such adjustments taking into account the stated intention of the Parties above.

6.
Without detracting from the above it is specifically recorded that the Purchaser will never be obliged to pay an amount to the Seller that cumulatively exceeds R412.3 million less the value of the Nedbank loans for CCAL, 60% of the value of the Nedbank loan for CNEW and 60% of the value of the Winlen shareholders loan at the respective Closing Dates, plus an amount of R10 million, regardless of the results of the NAV adjustment as described above.

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